SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

REWARDS NETWORK INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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April 7, 2006

Fellow Stockholders:

Please accept my personal invitation to attend the 2006 Annual Meeting of Stockholders of Rewards Network Inc., which will be held on Tuesday, May 23, 2006, at 10:00 a.m. (local time). The meeting will be held at the Civic Opera Building, 20 North Wacker Drive, 6th Floor, Chicago, Illinois. The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting.

We hope that you will attend the meeting. However, whether or not you plan to attend the meeting, please complete, date, sign and return the accompanying proxy card as soon as possible. It is important that your shares be represented at the meeting.

YOUR VOTE IS IMPORTANT.

On behalf of the Corporation’s Board of Directors, I would like to express our appreciation for your continued interest in the Corporation. We look forward to seeing you at the meeting.

Sincerely yours,

Ronald L. Blake

President and Chief Executive Officer

REWARDS NETWORK INC.

TWO NORTH RIVERSIDE PLAZA, SUITE 950

CHICAGO, ILLINOIS 60606

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 23, 2006

To the Stockholders of

Rewards Network Inc.:

The 2006 Annual Meeting of Stockholders of Rewards Network Inc. will be held at the Civic Opera Building, 20 North Wacker Drive, 6th Floor, Chicago, Illinois on Tuesday, May 23, 2006, at 10:00 a.m. (local time) for the following purposes:

(1)	To elect ten directors;

(2)	To consider and vote on the Corporation’s 2006 Long-Term Incentive Plan; and

(3)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement, which is attached.

Stockholders who hold shares of common stock of the Corporation, par value $0.02 per share, at the close of business on March 24, 2006 are entitled to receive notice of, and to vote at, the meeting and at any adjournment or postponement thereof.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE 2006 ANNUAL MEETING, WHETHER OR NOT YOU ARE PERSONALLY ABLE TO ATTEND. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. THIS WILL ENSURE THAT YOUR SHARES ARE VOTED IN ACCORDANCE WITH YOUR WISHES AND THAT A QUORUM WILL BE PRESENT AT THE 2006 ANNUAL MEETING.

By Order of the Board of Directors,

Bryan R. Adel

Secretary

Chicago, Illinois

April 7, 2006

REWARDS NETWORK INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 23, 2006

INTRODUCTION

This Proxy Statement is being furnished to stockholders of Rewards Network Inc., a Delaware corporation (the “Corporation”), in connection with the solicitation of proxies by the Corporation’s Board of Directors for use at the 2006 Annual Meeting of Stockholders to be held at the Civic Opera Building, 20 North Wacker Drive, 6th Floor, Chicago, Illinois on Tuesday, May 23, 2006, at 10:00 a.m. (local time) and at any adjournment or postponement thereof (the “2006 Annual Meeting”).

This Proxy Statement and the accompanying proxy card are first being sent or given to the Corporation’s stockholders on or about April 7, 2006.

Purposes of Meeting

The purposes of the meeting are as follows:

1. To elect ten directors;

2. To consider and vote on the Corporation’s 2006 Long-Term Incentive Plan (the “2006 Plan”); and

3. To transact such other business as may properly come before the 2006 Annual Meeting or any adjournment or postponement thereof.

Record Date; Shares Entitled to Vote

The Corporation’s Board of Directors has fixed the close of business on March 24, 2006 as the record date for the 2006 Annual Meeting. Only stockholders who hold shares of common stock of the Corporation, par value $0.02 per share (“Common Stock”), at the close of business on the record date are entitled to receive notice of, and to vote at, the 2006 Annual Meeting or any adjournment or postponement thereof. Each stockholder is entitled to one vote at the 2006 Annual Meeting for each share of Common Stock held by that stockholder at the close of business on the record date. The Corporation’s stockholders are not entitled to any cumulative voting rights.

Outstanding Shares

As of March 24, 2006, there were 26,481,480 shares of the Corporation’s Common Stock outstanding and entitled to vote at the 2006 Annual Meeting.

Quorum; Abstentions and Broker Non-Votes; Vote Required; Method for Counting Votes

A quorum of stockholders is necessary to hold a valid meeting. The presence at the meeting, in person or by proxy, of the holders of the majority of the outstanding shares of Common Stock entitled to vote at the 2006 Annual Meeting is necessary to constitute a quorum. For purposes of determining whether a quorum is present, abstentions will be considered present and entitled to vote, but broker non-votes will not be considered present and entitled to vote.

Directors will be elected by a plurality of the votes cast. Approval of any other matter as may properly come before the 2006 Annual Meeting will require the affirmative vote of a majority of the votes cast with respect to such matter, except as may otherwise be provided in the Corporation’s Certificate of Incorporation or By-Laws, by the rules of the American Stock Exchange or by law.

The Corporation’s transfer agent will tabulate votes cast by proxy at the 2006 Annual Meeting, and an inspector of election will tabulate votes cast in person at the 2006 Annual Meeting.

Voting by Proxy

Proxies are being solicited on behalf of and at the direction of the Corporation’s Board of Directors. All shares of Common Stock represented by properly executed proxies will be voted at the 2006 Annual Meeting in accordance with the instructions made on the proxies, unless such proxies have previously been revoked.

When voting to elect directors, stockholders have three options:

•	vote “FOR” all ten nominees,

•	“WITHHOLD” authority to vote for all ten nominees, or

•	vote “FOR” all nominees except as indicated.

When voting on the 2006 Plan, stockholders again have three options, although they are different from those pertaining to the election of directors:

•	vote “FOR” the 2006 Plan,

•	vote “AGAINST” the 2006 Plan, or

•	abstain from voting on the 2006 Plan.

If any other matters are properly presented at the meeting for action, including a question of adjourning the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

Proxies without Instructions

If a proxy card is signed and dated by a stockholder of the Corporation but does not include instructions on how to vote, the persons named on the proxy card will follow the recommendations of the Corporation’s Board of Directors and vote the shares represented by the proxy card as follows:

•	“FOR” the election of all ten nominees for director, and

•	“FOR” approval of the 2006 Plan.

Revocation of Proxies

If shares are registered in a stockholder’s name, the stockholder’s proxy may be revoked at any time:

•	by delivering a written notice of revocation to the Secretary of the Corporation at any time before the proxy is exercised,

•	by executing another proxy that bears a later date, which is voted at the 2006 Annual Meeting or any adjournment or postponement thereof, or

•	by voting in person at the 2006 Annual Meeting or any adjournment or postponement thereof.

Attendance at the 2006 Annual Meeting in and of itself does not revoke a prior proxy.

If a stockholder’s shares are held in “street name,” the stockholder must contact such stockholder’s broker to revoke the proxy.

Solicitation of Proxies

All expenses with respect to this solicitation will be paid by the Corporation. After the initial mailing of this Proxy Statement, directors, officers and other employees of the Corporation may solicit proxies in person, by telephone, by facsimile or other electronic means. The Corporation does not reimburse its directors, officers or employees for soliciting proxies. The Corporation has retained Georgeson Shareholder Communications Inc. to assist in the distribution and solicitation of proxies and has agreed to pay Georgeson Shareholder Communications Inc. $7,500 plus out-of-pocket expenses for these services. The Corporation reimburses brokers and other nominees for reasonable expenses incurred in sending materials to and obtaining voting instructions from their principals.

The extent to which proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are submitted. Stockholders are encouraged to submit their proxies without delay.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

The Corporation’s Board of Directors proposes for election as directors of the Corporation the following nominees: Donald J. Liebentritt, Adam M. Aron, Ronald L. Blake, Peter C.B. Bynoe, Raymond A. Gross, F. Philip Handy, Nils E. Larsen, Harold I. Shain, John A. Ward, III and Frank E. Wood, each of whom is currently a director of the Corporation.

Nominees for Election

The following table contains information as of March 24, 2006 relating to the nominees for election to the Corporation’s Board of Directors. The Corporation’s Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve as a director of the Corporation. If a nominee is unwilling or unable to serve as a director of the Corporation, the persons named on the proxy card will vote for the other nominees and may vote for a substitute for such nominee. The Corporation’s Board of Directors may also choose to reduce the number of directors to be elected at the 2006 Annual Meeting.

There are no family relationships among the nominees or between the nominees and any of the Corporation’s executive officers. Also, there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was or is to be selected as a director or nominee.

Name	Business Experience, Other Public Corporation Directorships Held, Age, Corporation Board of Director Committee Memberships and Period Served as a Director of the Corporation
Donald J. Liebentritt Chairman

Mr. Liebentritt is a Senior Advisor with Equity Group Investments, L.L.C., or EGI, a private investment firm. He was President of EGI from 2000 through 2005. He is also an officer and director of various private affiliates of EGI. He is the President and a member of the Board of Managers of Chai Trust Corporation, L.L.C., an Illinois registered trust company. Mr. Liebentritt was the Chief Executive Officer and President from December 2002, and a Director from May 2002 until March 2006, and was a Vice President from May 2000 until December 2002, of First Capital Financial, L.L.C., a manager of publicly held investment funds. Mr. Liebentritt has been a director of Home Products International, Inc. since December 2004, and a director of Adams Respiratory Therapeutics, Inc. since February 2005.

Directorships: Home Products International, Inc. and Adams Respiratory Therapeutics, Inc.

Age: 55

Director since: 2005

Adam M. Aron	Mr. Aron was the Chairman and Chief Executive Officer of Vail Resorts, Inc., an owner and operator of ski resorts, lodging properties and other real estate, from July 1996 until February 2006.

Directorships: Nextel Partners, Inc. and FTD Group, Inc. Committees: Compensation; Corporate Governance Age: 51 Director since: 2004

Name	Business Experience, Other Public Corporation Directorships Held, Age, Corporation Board of Director Committee Memberships and Period Served as a Director of the Corporation

Ronald L. Blake	Mr. Blake became President and Chief Executive Officer of the Company in March 2005 and a director of the Company in September 2005. Prior to joining the Company, Mr. Blake was chairman and CEO of Willis Stein Telecommunications Acquisition Corp. since 2000. Mr. Blake served as chairman, president and CEO of Orius Corp., a network and infrastructure firm, from June 2001 until February 2003. Mr. Blake currently serves as a director of VelociTel, Inc., as chairman of the Foundation for Independent Higher Education, and as trustee of Alverno College.

Age: 50 Director since: 2005

Peter C.B. Bynoe	Mr. Bynoe joined the law firm of DLA Piper Rudnick Gray Cary US LLP as a partner in 1995 and currently serves on the firm’s Executive Committee. Mr. Bynoe has been a principal of Telemat Ltd., a consulting and project management firm, since 1982.

Directorships: Covanta Energy Corporation Committees: Compensation; Nominating Age: 55 Director since: 2003

Raymond A. Gross	Mr. Gross has been the Chief Executive Officer and a director of Security Associates International, Inc., a security alarm services provider, since August 2001. From March 2000 to June 2001, Mr. Gross was Chief Executive Officer and a director of Davel Communications, Inc., a communications service provider, and from January 1998 to March 2000, Mr. Gross was President of OneSource, a facilities services provider and a subsidiary of Carlisle Holdings Limited.

Committees: Audit Age: 56 Director since: 2001

F. Philip Handy	Mr. Handy has been Chief Executive Officer of Strategic Industries, LLC, a private global manufacturing company, since October 2001. Prior to that, he was Chairman and Chief Executive Officer of Winter Park Capital Corporation, a private investment firm.

Directorships: Anixter International, Inc. and WCI Communities Inc. Committees: Corporate Governance; Nominating Age: 61 Director since: 1998

Nils E. Larsen	Mr. Larsen has served as a Managing Director of Equity Group Investments, L.L.C., or EGI, a private investment firm, since 2001. Prior to that, Mr. Larsen held various other positions with EGI. Since joining EGI in 1995, Mr. Larsen has focused on a variety of industry sectors including transportation, energy, communications and retail.

Directorships: American Commercial Lines Inc. Age: 35 Director since: 2005

Name	Business Experience, Other Public Corporation Directorships Held, Age, Corporation Board of Director Committee Memberships and Period Served as a Director of the Corporation

Harold I. Shain	Mr. Shain has been the President and Chief Operating Officer of Newsweek, Inc., a weekly news magazine company, since March 1998. Mr. Shain has held various positions at Newsweek since 1986.

Committees: Audit Age: 52 Director since: 2003

John A. Ward, III	Mr. Ward is currently the Chairman of the Board and interim Chief Executive Officer of Doral Financial Corporation, a diversified financial service company based in Puerto Rico, and the non-executive Chairman of the Board of Innovative Card Technologies, a provider of technology for security, credit and gift cards. He was previously the Chairman of the Board of Directors and Chief Executive Officer of American Express Bank and President of Travelers Cheque Group. Mr. Ward joined American Express following a 27-year career at Chase Manhattan Bank, during which he held various senior posts in the United States, Europe and Japan. His last position at Chase was that of Chief Executive Officer of ChaseBankCard Services. Presently, Mr. Ward serves as a director of Primus Guaranty, Ltd., a credit derivative products company, and Coactive Marketing Group, Inc., a marketing, sales promotion and interactive media services and e-commerce provider company.

Directorships: CoActive Marketing Group, Inc.; Primus Guaranty, Ltd.; and Doral Financial Corporation Committees: Audit; Corporate Governance Age: 59 Director since: 2000

Frank E. Wood	Frank E. Wood has been Chief Executive Officer of Secret Communications, LLC since 1991. In 1998, Mr. Wood also co-founded The Darwin Group, a venture capital firm specializing in second-stage technology investments, where he continues to serve as co-founder and principal. He is also Chairman of the Board of 8e6 Technologies, a developer of internet filtering software, Healthy Advice Networks, a place-based media company with a presence in physicians’ offices, and Sub Rosa Communications, publisher of Tracks magazine.

Directorships: Chemed Corporation Committees: Compensation; Nominating Age: 63 Director since: 2004

Recommendation

THE CORPORATION’S BOARD OF DIRECTORS RECOMMENDS THAT THE CORPORATION’S STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE TEN DIRECTOR NOMINEES.

PROPOSAL NO. 2:

2006 LONG-TERM INCENTIVE PLAN

General

The Corporation’s stockholders are being asked to consider and vote on the 2006 Plan, which has been adopted by the Corporation’s Board of Directors. Subject to approval by the Corporation’s stockholders, the 2006 Plan will succeed and replace the 2004 Long-Term Incentive Plan (the “2004 Plan”), and no further awards will be granted under the 2004 Plan. The Corporation’s Board of Directors considers the 2006 Plan to be in the best interests of the Corporation and its stockholders and recommends that the Corporation’s stockholders vote “FOR” approval of the 2006 Plan. The complete text of the 2006 Plan is contained in Annex A to this Proxy Statement.

The 2006 Plan is substantially the same as the 2004 Plan, except in the following respects:

1. The definition of “Change in Control” is modified as follows:

•	The acquisition of 50 percent of the Corporation’s voting power by Samstock, L.L.C., EGI-Fund (00) Investors, L.L.C., EGI-Fund (05-07) Investors, L.L.C. and their affiliates will not trigger a Change in Control.
•	The approval requirement for a new director to be considered an “Additional Original Director” for purposes of determining a Change in Control resulting from a change in the majority of directors is lowered from approval by two-thirds of the directors to approval by one-half of the directors.
•	A Change in Control occurs if there is a merger, consolidation, recapitalization, or reorganization of the Corporation, a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder approval is not sought or obtained, unless at least 50 percent of the voting power of the surviving entity is controlled by the holders of at least 50 percent of the Corporation’s voting power. Under the 2004 Plan, the threshold in each of these cases was 75 percent, and there was a requirement that the relative ownership of the Corporation’s stockholders not be substantially altered, which requirement has been eliminated in the 2006 Plan.
•	The 2006 Plan does not specify that the disposition of at least 50 percent of the assets of the Corporation is deemed to mean a disposition of “substantially all” of the assets of the Corporation.

2. The per-participant limit on awards granted in any calendar year is increased from 250,000 shares of Common Stock to 600,000 shares of Common Stock.

3. Vesting of awards is accelerated following a Change in Control only if the Participant is terminated without Cause, as defined in the 2006 Plan, within 12 months after the Change in Control.

4. The provisions regarding the exercise of awards is modified in order to clarify that the Corporation cannot make loans to executive officers in connection with the exercise of awards. In addition, a section relating to loans in connection with the exercise of awards has been deleted.

5. If awards vest based on performance criteria and later there is a restatement of the Corporation’s financial information such that the performance criteria were in fact not met, the Corporation may reverse the prior vesting of the awards.

Summary of the 2006 Plan

The following is a brief description of the material features of the 2006 Plan. Because this is a summary of the material features of the 2006 Plan, it may not contain all of the information that may be important to stockholders. The Corporation’s stockholders should read the entire Proxy Statement and Annex A carefully before deciding how to vote.

Purpose. The purpose of the 2006 Plan is to advance the interests of the Corporation and its stockholders by providing a means to attract, retain and reward directors, officers and other key employees of the Corporation and its subsidiaries, and consultants providing services of substantial value to the Corporation, and to enable such persons to acquire or increase a proprietary interest in the Corporation, thereby promoting a closer identity of interests between such persons and the Corporation’s stockholders.

Shares Available and Award Limitations. Under the 2006 Plan, a maximum of 4,540,000 shares of Common Stock may be subject to outstanding awards at any point in time. Awards outstanding under the 2004 Plan are deemed to be outstanding under the 2006 Plan for purposes of determining the number of shares of Common Stock that may be subject to outstanding awards. As of March 24, 2006, 1,808,240 awards were outstanding under the 2004 Plan, which means that if the 2006 Plan were in effect as of March 24, 2006, a maximum of 2,731,760 shares of Common Stock could be subject to outstanding awards under the 2006 Plan as of March 24, 2006. Shares of Common Stock delivered under the 2006 Plan may be authorized and unissued shares or treasury shares. The 2006 Plan limits the awards that may be granted to any one participant in a given calendar year in order to qualify such awards as “performance-based compensation” not subject to the $1,000,000 limit on deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Under this annual per person limitation, no participant may in any calendar year be granted awards under the 2006 Plan with respect to more than 600,000 shares of Common Stock nor be paid in connection with awards amounts of cash that exceed the greater of the fair market value of 600,000 shares of Common Stock at the date of grant or the date of settlement of the award. Under the 2006 Plan, no more than 2,505,966 shares of Common Stock may be issued upon the exercise of all options that qualify as “incentive stock options,” within the meaning of Section 422 of the Code. The exercise price, the number and kind of shares subject to outstanding awards and the share limitations under the 2006 Plan may be adjusted in the event of certain corporate events that affect the capitalization of the Corporation, including a dividend or other distribution, recapitalization, reorganization, merger, spin-off, repurchase and share exchange.

On March 24, 2006, the closing price per share of Common Stock on the American Stock Exchange was $8.10 per share.

Eligibility. Directors, executive officers and other key employees of the Corporation and its subsidiaries, and persons who provide consulting or other services to the Corporation deemed by the Compensation Committee to be of substantial value to the Corporation, are eligible to be granted awards under the 2006 Plan. As of March 24, 2006, nine non-employee directors and approximately 34 employees were eligible to participate in the 2006 Plan.

Administration. The 2006 Plan is administered by the Compensation Committee. The Compensation Committee has the authority to designate participants, determine the types and number of awards to be granted, set terms and conditions of awards, prescribe forms of award agreements, interpret the 2006 Plan, adopt and construe rules and regulations relating to the 2006 Plan and make all other decisions and determinations necessary or advisable for the administration of the 2006 Plan. The full board of directors performs the functions of the Compensation Committee with respect to awards granted to members of the Compensation Committee.

Stock Options and SARS. The Compensation Committee may grant stock options, including both incentive stock options (“ISOs”), which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, and stock appreciation rights (“SARs”) entitling the participant to receive, upon the exercise of such SARs, the excess of (A) the fair market value of a share of Common Stock on the date of exercise (or other date specified by the Compensation Committee) over (B) the grant price of the SAR. The exercise price per share of Common Stock subject to an option and the grant price of an SAR is determined by the Compensation Committee provided that the exercise price of an option generally may not be less than the fair market value of shares of Common Stock on the date of grant. The maximum term of each option or SAR will be fixed by the Compensation Committee. However, no ISO or SAR granted in tandem with an ISO may have a term exceeding ten years. Options may be exercised by payment of the exercise price in cash, shares of Common

Stock or pursuant to certain other arrangements such as a “cashless exercise” program. The Compensation Committee may not reprice any outstanding options or SARs without stockholder approval.

Restricted and Deferred Stock. The Compensation Committee may grant restricted stock and deferred stock. Restricted stock is an award of shares of stock that are subject to restrictions on transferability and that may be forfeited and reacquired by the Corporation in the event of termination of employment in certain circumstances prior to the end of a restriction period established by the Compensation Committee. Except in the case of death, disability or a Change in Control, restricted stock that vests solely on account of continued employment or service must not become fully vested earlier than three years after the grant date and restricted stock that vests on account of applicable performance goals must not become fully vested earlier than one year after the grant date. A restricted stock award would entitle the participant to all of the rights of a stockholder of the Corporation, including the right to vote the shares and the right to receive any dividends on the shares, unless otherwise determined by the Compensation Committee. An award of deferred stock confers upon a participant the right to receive shares of Common Stock at the end of a specified deferral period, subject to possible forfeiture of the award in the event of termination of employment in certain circumstances prior to the end of the applicable deferral period or portion thereof to which forfeiture conditions apply. Deferred stock awards carry no voting or dividend rights or other rights associated with stock ownership (although dividend equivalents may be granted, as discussed below).

Dividend Equivalents. The Compensation Committee is authorized to grant dividend equivalents conferring on participants the right to receive cash, shares of Common Stock, other awards or other property equal in value to dividends paid on a specific number of shares of Common Stock. Dividend equivalents may be awarded on a free-standing basis or in connection with another award.

Other Stock-Based Awards, Bonus Stock and Awards in Lieu of Cash Obligations. In order to enable the Corporation to respond to material developments in tax regulations, accounting principles, securities laws and other legislation and regulations, and to trends in executive compensation practices, the 2006 Plan authorizes the Compensation Committee to grant awards that are denominated or payable in, valued by reference to or otherwise based on, or related to, shares of Common Stock and factors that may influence the value of shares of Common Stock. The Compensation Committee will determine the terms and conditions of such awards. In addition, the Compensation Committee is authorized to grant shares of Common Stock as a bonus or to grant shares of Common Stock or other awards in lieu of obligations of the Corporation to pay cash under other plans or compensatory arrangements.

Other Terms of Awards. Awards may be made in a single payment, single transfer or in installments, and awards may be settled in cash, shares of Common Stock, other awards or other property, in the discretion of the Compensation Committee. The Compensation Committee may require or permit participants to defer the distribution of all or part of an award. The 2006 Plan authorizes the Compensation Committee to place shares or other property in trusts or make other arrangements to provide for payment of the Corporation’s obligations under the 2006 Plan. Awards and other rights granted under the 2006 Plan may not be pledged or otherwise encumbered and are not transferable except upon the participant’s death.

The Compensation Committee may require achievement of pre-established performance targets as a condition of awards becoming exercisable or settleable under the 2006 Plan. Awards intended to comply with Section 162(m) of the Code (so that payments with respect to such awards will be fully deductible by the Corporation) may be conditioned on business criteria selected from among the following: (i) annual return on capital; (ii) annual earnings per share; (iii) annual cash flow provided by operations; (iv) changes in annual revenues; (v) earnings before interest, taxes, depreciation and amortization and (vi) strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, cost targets and goals relating to acquisitions or divestitures as specified by the Compensation Committee. If awards vest based on performance criteria and later there is a restatement of the Corporation’s financial information such that the performance criteria were in fact not met, the Corporation may reverse the prior vesting of the awards.

Awards under the 2006 Plan are generally granted for no consideration other than services provided to the Corporation.

Vesting, Forfeitures and Acceleration. The Compensation Committee may, in its discretion, determine the vesting schedule of options and other awards, circumstances in which termination of employment will result in forfeiture of awards, the post-termination exercise periods of options and similar awards and the events that will result in acceleration of exercisability or vesting and the lapsing of restrictions or the expiration of deferral periods on any award. Unless otherwise provided by the Compensation Committee, all conditions and/or restrictions relating to the continued performance of services and/or the achievement of performance objectives with respect to the exercisability of an award will immediately lapse if the recipient of the award is terminated without Cause within twelve months after a Change in Control of the Corporation, as such terms are defined in the 2006 Plan.

Treatment of Awards in Corporate Transactions. In the event of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the Corporation’s assets, the Corporation’s Board of Directors may require some or all of the outstanding awards under the 2006 Plan to be converted into awards with respect to the stock of the corporation surviving or resulting from the corporate transaction (or its parent corporation), with an appropriate adjustment to the terms of such awards. The Corporation’s Board of Directors also may require some or all of the outstanding awards to be surrendered to the Corporation in exchange for the payment to the participant of cash or the delivery to the participant of shares of stock of the corporation surviving or resulting from the corporate transaction (or its parent corporation), or some combination of cash or shares, in an amount or having a value not less than the amount determined by multiplying the number of shares subject to the surrendered award by the excess of the highest per share price offered to holders of shares of Common Stock in the corporate transaction over the exercise price, if any.

Amendment and Termination of the 2006 Plan. The Corporation’s Board of Directors may amend, alter, suspend, discontinue or terminate the 2006 Plan or the Compensation Committee’s authority to grant awards under the 2006 Plan without the consent of the Corporation’s stockholders or participants. However, stockholder approval must be obtained if required by any federal or state law or regulation or under the rules of any stock exchange on which shares of Common Stock are then listed. Unless earlier terminated by the Corporation’s Board of Directors, the 2006 Plan will terminate as of the tenth anniversary of the date the 2006 Plan is approved by the Corporation’s stockholders. If the 2006 Plan is not approved by the Corporation’s stockholders, it will be null and void, and the 2004 Plan will remain in effect.

Participation in the 2006 Plan. The grant of awards under the 2006 Plan to eligible participants thereunder is subject to the discretion of the Compensation Committee. As of the date of this Proxy Statement, the Compensation Committee has approved the grant of 50,000 restricted stock units to Ronald L. Blake under the 2006 Plan upon the approval of the 2006 Plan by the Corporation’s stockholders. Mr. Blake’s employment agreement provides for the grant of an additional 215,000 restricted stock units to Mr. Blake, which grant is subject to the approval of the Compensation Committee and, if the 2006 Plan is approved by the Corporation’s stockholders, would be granted under the 2006 Plan. The restricted stock units will vest only if Mr. Blake remains employed by the Corporation as of each vesting date and the Corporation attains applicable performance goals. Except for these awards, there has been no determination by the Compensation Committee with respect to future awards under the 2006 Plan. Accordingly, future awards other than the awards to Mr. Blake are not determinable.

If the 2006 Plan had been in effect during 2005, the benefits or amounts that would have been received by or allocated to any person or group of persons is not determinable because the grant of awards under the 2006 Plan is subject to the discretion of the Compensation Committee.

U.S. Federal Income Tax Implications of the 2006 Plan. The following is a brief description of the U.S. federal income tax consequences generally arising with respect to awards that may be granted under the 2006

Plan. This discussion is intended for the information of the Corporation’s stockholders considering how to vote at the 2006 Annual Meeting and not as tax guidance to participants in the 2006 Plan.

The grant of an option or SAR will create no tax consequences for the participant or the Corporation. A participant will not have taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and the Corporation will receive no deduction at that time. Upon exercising an option other than an ISO, the participant must generally recognize ordinary income equal to the excess of the fair market value of the freely transferable and nonforfeitable stock acquired on the date of exercise over the exercise price of the stock option or purchase right, and upon exercising an SAR, the participant must generally recognize ordinary income equal to the cash received or the fair market value of the freely transferable and nonforfeitable stock received. In each case, the Corporation will be entitled to a deduction equal to the amount recognized as ordinary income by the participant.

A participant’s disposition of shares acquired upon the exercise of an option, other stock-based award or SAR in the nature of a purchase right generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax basis in such shares (or the exercise price of the option in the case of shares acquired by exercise of an ISO and held for the applicable ISO holding periods). Generally, there will be no tax consequences to the Corporation in connection with a disposition of shares acquired under an option or other award, except that the Corporation will be entitled to a deduction (and the participant will recognize ordinary taxable income) if shares acquired upon the exercise of an ISO are disposed of before the applicable ISO holding periods have been satisfied.

With respect to awards granted under the 2006 Plan that may be settled either in cash or in stock or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the cash or the fair market value of stock or other property received. The Corporation will be entitled to a deduction for the same amount. With respect to awards that may be settled in either stock or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the fair market value of the shares or other property received at the first time the shares or other property become transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier. The Corporation will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant. A participant may elect to be taxed at the time of receipt of shares or other property rather than upon lapse of restrictions on transferability or the substantial risk of forfeiture, but if the participant subsequently forfeits such shares or property the participant would not be entitled to any tax deduction, including as a capital loss, for the value of the shares or property on which the participant previously paid tax. Such election must be made and filed with the Internal Revenue Service within 30 days of the receipt of the shares or other property.

The foregoing provides only a general description of the application of federal income tax laws to some types of awards under the 2006 Plan. Different tax rules may apply with respect to participants who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, when they acquire stock in a transaction deemed to be a nonexempt purchase under that statute, upon exercise of a derivative security within six months after the exempt grant of such derivative security under the 2006 Plan or in other kinds of transactions under the 2006 Plan (such as the payment of the exercise price of an option by surrender of previously acquired shares of Common Stock). The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local or foreign tax laws. Because of the variety of awards that may be made under the 2006 Plan and the complexities of the tax laws, participants are encouraged to consult a tax advisor as to their individual circumstances.

Section 162(m) of the Code generally disallows a public company’s tax deduction for compensation to the chief executive officer and the four other most highly compensated executive officers in excess of $1,000,000. Compensation that qualifies as “performance-based compensation” is excluded from the $1,000,000 deductibility limit and, therefore, remains fully deductible by the company that pays it. The Corporation intends that options granted under the 2006 Plan and other awards the settlement of which is conditioned upon achievement of performance goals (based on performance criteria described above) will qualify as such “performance-based compensation,” although other awards under the 2006 Plan will not qualify.

New Plan Benefits

	2006 Plan
Name and Position	Dollar Value ($)(1)	Number of Restricted Stock Unit Awards
Ronald L. Blake President and Chief Executive Officer	2,146,500	265,000

(1)	The dollar value is based on a fair market value of $8.10, the closing price per share of Common Stock on the American Stock Exchange as of March 24, 2006.

Recommendation

THE CORPORATION’S BOARD OF DIRECTORS RECOMMENDS THAT THE CORPORATION’S STOCKHOLDERS VOTE “FOR” APPROVAL OF THE 2006 PLAN.

BOARD OF DIRECTOR MEETINGS AND COMMITTEES OF

BOARD OF DIRECTORS

In 2005, the Corporation’s Board of Directors held twelve meetings. Each incumbent director attended at least 75% of the aggregate number of meetings held by the Corporation’s Board of Directors and any committee on which such director served during the period in which the director served on the Corporation’s Board of Directors or on any such committee. A description of the Corporation’s policy with regard to directors’ attendance at annual meetings and information regarding the number of the Corporation’s directors who attended the 2005 Annual Meeting of Stockholders are contained on the Corporation’s website at http://www.rewardsnetwork.com.

The Corporation’s Board of Directors has four standing committees, the names and responsibilities of which are described below.

Audit Committee. The responsibilities of the audit committee include appointing the Corporation’s independent auditors, determining their compensation, overseeing the Corporation’s accounting and financial reporting processes and controls, overseeing audits of the Corporation’s financial statements and resolving any disagreements about financial reporting between the Corporation’s management and the Corporation’s independent auditors. The audit committee also discusses with the Corporation’s management and the Corporation’s independent auditors the accounting principles and practices used by the Corporation and pre-approves all auditing and non-auditing services to be provided to the Corporation by the Corporation’s independent auditors. The Board of Directors has approved an audit committee charter. A copy of the audit committee charter was attached as an exhibit to the 2004 Proxy Statement and is available on the Corporation’s website at http://www.rewardsnetwork.com. During 2005, the audit committee consisted of Herbert M. Gardner, who served as chairman until January 24, 2005, Raymond A. Gross, who served as chairman from January 24, 2005, Harold I. Shain and John A. Ward, III. Each member of the audit committee is “independent” as defined by the listing standards of the American Stock Exchange. In addition, the Corporation’s Board of Directors has determined that Mr. Gross is an “audit committee financial expert” as defined by the Securities and Exchange Commission. The audit committee met twelve times in 2005.

Compensation Committee. The compensation committee reviews and monitors the Corporation’s employee and management compensation and benefit plans and policies, reviews and approves the compensation of the

Corporation’s executive officers, approves grants of equity-based compensation and recommends to the Corporation’s Board of Directors such changes to the Corporation’s compensation plans and programs as the compensation committee determines are appropriate. In addition, the compensation committee reviews and approves the Corporation’s chief executive officer’s and, as appropriate, the Corporation’s other executive officers’ employment agreements, severance arrangements and change in control arrangements. The Board of Directors has approved a compensation committee charter. A copy of the compensation committee charter is available on the Corporation’s website at http://www.rewardsnetwork.com. During 2005, the compensation committee consisted of Raymond A. Gross, who served as chairman until he left the committee on January 25, 2005, Harold I. Shain, who served as chairman from January 25, 2005 until he left the committee on May 25, 2005, F. Philip Handy, who served until May 25, 2005, Peter C.B. Bynoe, who served as chairman from May 25, 2005, Adam M. Aron, who served from May 25, 2005, and Frank E. Wood, who served during the entire year. The compensation committee met ten times in 2005.

Corporate Governance Committee. The corporate governance committee assists the Corporation’s Board of Directors by developing and recommending to the Corporation’s Board of Directors the corporate governance guidelines applicable to the Corporation, providing oversight of the corporate governance affairs of the Corporation’s Board of Directors and the Corporation and reviewing and approving non-employee director compensation. The Board of Directors has approved a corporate governance committee charter. A copy of the corporate governance committee charter is available on the Corporation’s website at http://www.rewardsnetwork.com. Each member of the corporate governance committee is “independent,” as defined by the listing standards of the American Stock Exchange. In 2005, John A. Ward, III served as chairman during the entire year, Adam M. Aron served during the entire year, Peter C.B. Bynoe served until May 25, 2005 and F. Philip Handy served from May 25, 2005. The corporate governance committee met four times in 2005.

Nominating Committee. The nominating committee assists the Corporation’s Board of Directors by recommending to the Corporation’s Board of Directors nominees for election to the Corporation’s Board of Directors. Each member of the nominating committee is “independent,” as defined by the listing standards of the American Stock Exchange. The Board of Directors has approved a nominating committee charter. A copy of the nominating committee charter is available on the Corporation’s website at http://www.rewardsnetwork.com. In 2005, F. Philip Handy served as chairman during the entire year, Peter C.B. Bynoe served during the entire year, Adam M. Aron served until May 25, 2005, and Frank E. Wood served from May 25, 2005. The nominating committee met three times in 2005.

SELECTION OF DIRECTOR NOMINEES

The Corporation’s Board of Directors is responsible for selecting its own members. However, the Corporation’s Board of Directors has delegated to the nominating committee the initial screening process for the selection of new directors and the renomination of directors.

The nominating committee considers director candidates suggested by its members and other members of the Corporation’s Board of Directors, as well as management and stockholders. Once the nominating committee has identified a prospective nominee, the nominating committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the nominating committee with the recommendation of the prospective nominee, as well as the nominating committee’s own knowledge of the prospective nominee, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional members of the Corporation’s Board of Directors to fill vacancies or expand the size of the Corporation’s Board of Directors and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the nominating committee determines that additional consideration is warranted, it may request that a third-party search firm gather additional information about the prospective nominee’s background and experience and report its findings to the nominating committee. The nominating committee then evaluates the prospective nominee against the criteria established by the nominating committee and the Corporation’s Board of Directors.

The nominating committee’s current criteria for nominating directors include the nominee’s core competencies, knowledge, experience, diversity, leadership, integrity, ability to understand the Corporation’s business and willingness to devote adequate time to duties of the Corporation’s Board of Directors, and the nominating committee considers such other relevant factors as it deems appropriate, including the current composition of the Corporation’s Board of Directors, the balance of management and independent directors, the need for audit committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the nominating committee determines whether or not to interview the prospective nominee, and if warranted, one or more members of the nominating committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the nominating committee makes a recommendation to the Corporation’s Board of Directors as to the persons who should be nominated by the Corporation’s Board of Directors, and the Corporation’s Board of Directors determines the nominees after considering the recommendation and report of the nominating committee and after considering the prospective nominees’ core competencies, knowledge, experience, diversity, leadership, integrity, ability to understand the Corporation’s business and willingness to devote adequate time to the duties of the Corporation’s Board of Directors.

The nominating committee will consider stockholders’ nominees for the Corporation’s Board of Directors. A stockholder wishing to nominate a candidate for election to the Corporation’s Board of Directors is required to give appropriate written notice to the Secretary of the Corporation, which must be received by the Corporation between 45 and 75 days prior to March 24, 2007. If the date of the 2007 Annual Meeting is advanced more than 30 days prior to or delayed by more than 30 days after May 23, 2007, stockholders are required to submit a notice of nomination not later than the close of business on the later of the 90th day prior to the date of the 2007 Annual Meeting or the tenth day following the day on which the meeting date is announced.

DIRECTOR COMPENSATION

Under the 2004 Non-Employee Directors Award Program, non-employee directors are entitled to receive a fee of $30,000 per year. In addition, the Chairman of the Board of Directors receives a fee of $40,000 per year, the Chairman of the Audit Committee receives a fee of $20,000 per year and each other member of the Audit Committee receives a fee of $10,000 per year. These fees are payable quarterly either in shares of Common Stock, in deferred shares of Common Stock, or in cash. Each non-employee director is entitled to receive a committee attendance fee, paid in cash at the end of each quarter, of $1,000 for each meeting attended in person and $500 for each meeting attended by conference call, and a board meeting attendance fee of $2,000 for each meeting attended in person and $500 for each meeting attended by conference call. In addition, on the date which is two full market days after each quarterly earnings announcement by the Corporation, each non-employee director receives a restricted stock unit award of 2,000 shares of Common Stock. The restricted stock unit award vests in equal installments over three years, beginning on the first anniversary of the grant date, and if the director’s service on the Board of Directors terminates for any reason the unvested portion of the restricted stock unit award is cancelled.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2005, Adam M. Aron, Peter C.B. Bynoe, Raymond A. Gross, F. Philip Handy, Harold I. Shain and Frank E. Wood served as members of the compensation committee, and Mr. Aron, Mr. Bynoe and Mr. Wood currently serve as members of the compensation committee. No member of the compensation committee is or has been an officer or employee of the Corporation, and none had any interlocking relationship with any other entity of the type that would be required to be disclosed in this Proxy Statement.

COMMUNICATIONS WITH SECURITY HOLDERS

The Corporation’s Board of Directors provides a process for security holders to send communications to the Corporation’s Board of Directors. For a description of the manner in which security holders may send communications to the Corporation’s Board of Directors and a description of the Corporation’s process for determining which communications will be relayed to the members of the Corporation’s Board of Directors, visit the Corporation’s website at http://www.rewardsnetwork.com.

COMPENSATION COMMITTEE REPORT

The Corporation’s executive compensation program is designed to help attract, retain and motivate the highly qualified personnel needed to manage the Corporation’s business and affairs. To meet these goals, the Corporation has implemented a compensation program with the following components:

•	base salaries that reflect the scope and responsibilities of the position, as well as the skills, knowledge, experience, abilities and contributions of each individual executive officer;

•	short-term incentives, such as cash bonuses, that are based on the financial performance of the Corporation, the performance of the individual executive officer and the contribution of the individual executive officer to the Corporation’s overall performance; and

•	long-term incentives, such as restricted stock unit awards and stock option awards, that balance the executive officer’s short- and long-term perspectives and provide rewards consistent with stockholder returns.

In establishing compensation, the committee considers the factors mentioned above as well as the internal equity of the Corporation’s compensation relationships, the overall competitive environment for executives, the level of compensation necessary to attract and retain executive talent and, where appropriate, the recommendations of professional compensation consultants and management. The committee believes that the overall compensation levels for the Corporation’s executive officers should reflect competitive levels of compensation for comparable positions in similarly sized companies over the long term.

Salary and bonus. Salary is paid for ongoing performance throughout the year. Bonuses are paid in March, or such other time as the financial results for the prior year are available, for the prior year’s performance.

Bonuses paid with respect to 2005 were based on the Corporation’s achievement of specified EBITDA and each executive officer’s individual performance. During the fiscal year ended December 31, 2005, the Corporation did not achieve the Corporation’s financial performance objectives, and as a result, bonuses that were paid to executive officers of the Corporation were based solely on that portion of the potential bonus that was attributable to the executive officer’s individual performance. Bonuses paid by the Corporation to executive officers with respect to 2005 totaled $261,291 out of an aggregate potential bonus for achievement of the Corporation financial objectives and all executive officer individual performance of $794,399.

Restricted stock units. The Corporation did not grant restricted stock unit awards in 2005 to executive officers because the committee determined that the financial performance objectives for 2005 would not be met prior to the anticipated grant date. However, the committee continues to view restricted stock units that vest based on financial performance objectives as an important part of compensation. Beginning in 2004, the committee determined to grant restricted stock unit awards as the principal component of long-term incentives for executives and key employees. The committee believes that restricted stock units that vest based on financial performance objectives closely align executives’ interests with investors’ long-term interests and that restricted stock units are an effective incentive for our executives during periods of stock market fluctuations, when stock options may have no realizable value. Restricted stock unit awards should result in less dilution because the restricted stock unit awards, which have value equal to the market price of the common stock, have more value than stock options, which have value only to the extent the market price exceeds the stock option exercise price, and therefore the Corporation grants fewer restricted stock unit awards than the number of stock options that would be granted to provide equivalent value.

Restricted stock units are subject to restrictions on transferability and other restrictions until the restricted stock units vest and the restrictions lapse. Vesting of restricted stock units is contingent upon continued service of the restricted stock recipient with the Corporation and is usually, although not always, contingent on the Corporation achieving specified financial objectives. The committee believes the vesting structure of the restricted stock unit awards has the potential to provide an incentive for executives to provide superior service and remain with the Corporation for an extended period of time.

Stock options. Beginning in 2004, the committee determined to grant restricted stock unit awards instead of stock option awards where possible. However, certain executive officers were entitled to receive stock option awards under their employment arrangements with the Corporation. These stock options permit the executive officer, generally for a period of ten years, to purchase one share of the Corporation’s common stock from the Corporation at the market price of the Corporation’s common stock on the date of grant and become exercisable in four equal installments, beginning one year after they were granted. In addition, the Corporation granted Ronald L. Blake, the Corporation’s President and Chief Executive Officer, stock options in 2005 as described below under “Chief Executive Officer Compensation.”

The committee considers stock options, when used with an appropriate holding period, to be an effective incentive for executive officers. Stock options encourage executive officers to remain with the Corporation because they vest over a period of years. In addition, stock options link executive compensation with the Corporation’s performance because the executive officer receives gains only when the Corporation’s stock price rises for all stockholders.

The stock option grants made to the Corporation’s executive officers in 2005 reflect the past contributions of the individual, the individual’s ability to affect the Corporation’s profitability, the scope of the individual’s responsibilities, the need to retain the individual’s services over time and management’s assessments and recommendations.

Chief Executive Officer Compensation

Mr. Blake’s total compensation for 2005 was determined pursuant to his employment arrangement with the Corporation prior to September 13, 2005 and pursuant to the terms of his employment agreement with the Corporation beginning on September 13, 2005, both of which are described in “Employment and Change in Control Agreements” on page 17. The components of Mr. Blake’s compensation under that agreement were established using substantially the same criteria used to determine compensation for other executive officers, discussed at the beginning of this report. Pursuant to the Corporation’s employment agreement with Mr. Blake, the Corporation granted to Mr. Blake stock options to purchase 250,000 shares of the Corporation’s common stock at an exercise price of not less than $7.50 per share, vesting 40% on December 31, 2006, 30% on December 31, 2007, and 30% on December 31, 2008. The committee considered the past contributions of Mr. Blake, his ability to affect the Corporation’s profitability, the scope of his responsibilities, and the need to retain his services over time in determining the number of shares subject to the stock options and the vesting schedule of the stock options, and set the exercise price at above the then-current market price of the Corporation’s stock, which closed at $6.15 on September 13, 2005, in order to link Mr. Blake’s compensation to the interests of stockholders. Mr. Blake received a bonus of $135,000 with respect to 2005, which was based on his individual performance.

Compliance with Internal Revenue Code Section 162(m)

United States federal tax laws limit the deduction a publicly held Corporation is allowed for compensation paid to certain executive officers. Generally, amounts paid in excess of $1,000,000 to a covered executive, other than performance-based compensation, may not be deducted. The committee considers ways to maximize the deductibility of executive compensation but intends to retain the discretion the committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

THE COMPENSATION COMMITTEE

Peter C.B. Bynoe (chair)

Adam M. Aron

Frank E. Wood

February 22, 2006

EXECUTIVE OFFICERS

Information regarding the Corporation’s executive officers can be found in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the Securities and Exchange Commission on March 15, 2006.

Legal Proceedings. Ronald L. Blake served as chairman, president and chief executive officer and Robert S. Wasserman served as chief operating officer of Orius Corp., a network and infrastructure firm, from June 2001 until February 2003. Orius Corp. filed for voluntary reorganization under Chapter 11 of the United States Bankruptcy Code in November 2002. Mr. Wasserman served as chief operating officer and president of NewPath Holdings, Inc. until February 2001. NewPath Holdings, Inc. filed for voluntary reorganization under Chapter 11 of the United States Bankruptcy Code in April 2001.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary Compensation Table

The following table contains information regarding compensation earned during the last three fiscal years by the Corporation’s Chief Executive Officer and the other persons whose compensation is required to be disclosed for up to three calendar years in which they served as executive officers of the Corporation.

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)	Securities Underlying Options (#)	All Other Compensation ($)
Ronald L. Blake(1)	2005	430,899	135,000		—	250,000	1,071	(8)
President and Chief Executive
Officer

Bryan R. Adel(2)	2005	210,325	26,291		—	40,000	4,849	(9)
Senior Vice President, General Counsel,	2004	201,825	40,365		—	40,000	4,883	(9)
Secretary and Chief Privacy Officer	2003	135,000	65,375		—	40,000	225	(9)

Megan E. Flynn	2005	215,500	66,875	(10)	—	—	248	(9)
Senior Vice President, Business	2004	207,000	29,659		—	—	—
Development	2003	200,000	70,403		—	25,000	—

Christopher J. Locke(3)	2005	117,019	28,125		—	—	—
Senior Vice President and Chief
Financial Officer

Robert S. Wasserman(4)	2005	153,462	59,000	(11)	—	—	346	(9)
Executive Vice President, Sales and
Marketing, Operations

George S. Wiedemann(5)	2005	121,437	11,000		—	—	615,183	(12)
Former President and Chief Executive	2004	500,000	136,500		—	—	6,500	(9)
Officer	2003	500,000	447,000		—	1,000,000	5,997	(9)

Gerald J. Hughes(6)	2005	202,817	—		—	—	78,244	(13)
Former Executive Vice President,	2004	247,200	50,923		—	—	5,923	(9)
Product Management	2003	240,000	132,718		—	20,000	5,971	(9)

Kenneth R. Posner(7)	2005	274,959	—		—	—	46,916	(14)
Former Senior Vice President, Finance and	2004	284,625	104,344		—	—	5,583	(9)
Administration, and Chief Financial Officer	2003	76,154	118,544		—	250,000	—

(1)	Mr. Blake became President and Chief Executive Officer of the Corporation in March 2005. See “Employment and Change in Control Arrangements” for a description of Mr. Blake’s employment agreement with the Corporation.
(2)	Mr. Adel joined the Corporation in April 2003. See “Employment and Change in Control Arrangements” for a description of Mr. Adel’s employment agreement with the Corporation.
(3)	Mr. Locke joined the Corporation in April 2005. See “Employment and Change in Control Arrangements” for a description of Mr. Locke’s employment agreement with the Corporation.
(4)	Mr. Wasserman joined the Corporation in May 2005. See “Employment and Change in Control Arrangements” for a description of Mr. Wasserman’s employment agreement with the Corporation.
(5)	Mr. Wiedemann resigned from the Corporation effective March 2005.

(6)	Mr. Hughes resigned from the Corporation effective October 2005.
(7)	Mr. Posner joined the Corporation in August 2003 and resigned from the Corporation effective December 2005.
(8)	Represents $448 of life insurance premiums plus $623 of employer 401(k) match.
(9)	Represents employer 401(k) match.
(10)	Represents $26,875 bonus plus $40,000 in bonus payments made upon achievement of specific performance objectives.
(11)	Represents $45,000 bonus plus a $14,000 signing bonus paid in installments of $7,000 on each of the third and six month anniversaries of the date Mr. Wasserman joined the Corporation.
(12)	Represents $221 of life insurance premiums, $4,294 of employer 401(k) match, payout of accrued vacation time of $10,686, COBRA reimbursements of $10,125 plus severance payments of $589,857.
(13)	Represents $4,434 of employer 401(k) match, payout of accrued vacation time of $11,825, COBRA reimbursements of $2,862 plus severance payments of $59,123.
(14)	Represents $6,324 of employer 401(k) match, payout of accrued vacation time of $22,551 plus severance payments of $18,041.

Option Grants in 2005

Shown below is further information regarding options to purchase shares of Common Stock that were granted in 2005 to the individuals named in the summary compensation table.

Individual Grants
Name	Number of Securities Underlying Options Granted		Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
						5%	10%
Ronald L. Blake	250,000	(1)	73.5%	$7.50	9/13/2015	1,179,177	2,988,267
Bryan R. Adel	40,000	(2)	11.8%	$4.16	3/31/2015	104,648	265,195
Megan E. Flynn	—		—	—	—	—	—
Christopher J. Locke	—		—	—	—	—	—
Robert S. Wasserman	—		—	—	—	—	—
George S. Wiedemann	—		—	—	—	—	—
Gerald J. Hughes	—		—	—	—	—	—
Kenneth R. Posner	—		—	—	—	—	—

(1)	These options were granted pursuant to the 2004 Long-Term Incentive Plan and all options vest as follows: 40% on December 31, 2006, 30% on December 31, 2007, and 30% on December 31, 2008.
(2)	These options were granted pursuant to the 2004 Long-Term Incentive Plan and all options vest at a rate of 25% per year beginning on March 31, 2006.

Aggregated Option Exercises in 2005 and Year-End Option Values

The following table reflects options exercised in 2005, and the value of options at December 31, 2005 held, by the individuals named in the summary compensation table.

	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options Held at 12/31/05 (#)		Value of Unexercised In-The-Money Options at 12/31/05 ($)(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Ronald L. Blake	—	—	—	250,000	—	—
Bryan R. Adel	—	—	30,000	90,000	—	89,600
Christopher J. Locke	—	—	—	—	—	—
Robert S. Wasserman	—	—	—	—	—	—
George S. Wiedemann	18,000	16,859	16,859	—	—	—
Gerald J. Hughes	85,000	250,050	107,500	—	361,275	—
Kenneth R. Posner	—	—	—	—	—	—

(1)	Value realized is determined by subtracting the exercise price from the fair market value on the date of exercise.
(2)	The value of unexercised options is determined by subtracting the exercise price from the fair market value of $6.40 per share, the closing price per share of Common Stock on the American Stock Exchange as of December 30, 2005.

Employment Contracts and Termination of Employment and Change in Control Arrangements

The following is a summary of the employment arrangements with the individuals named in the summary compensation table.

Ronald L. Blake. From the date Mr. Blake joined the Corporation until September 13, 2005, Mr. Blake’s employment arrangement with the Corporation provided for an annual base salary of $600,000 and benefits consistent with the Corporation’s standard employee benefits plans. On September 13, 2005, Mr. Blake entered into an employment agreement with the Corporation. Mr. Blake’s employment agreement with the Corporation provides that Mr. Blake’s compensation consists of an annual base salary of $540,000, which will be reviewed annually by the Compensation Committee of the Board of Directors for possible merit increases. Mr. Blake will receive employee benefits generally available to the Corporation’s executives, except that Mr. Blake will receive a payment of $1,000 per month in lieu of coverage under the Corporation’s group health plan. Mr. Blake will be eligible for an annual performance bonus equal to 100% of his annual base salary upon achievement of target performance objectives determined by the Compensation Committee of the Board of Directors. The term of Mr. Blake’s employment pursuant to the employment agreement expires on December 31, 2008, and after the expiration of the employment term Mr. Blake will continue as an “at will” employee, provided that certain provisions of the employment agreement will remain in effect after the expiration of the employment term, including provisions related to termination and salary continuation, non-competition, non-solicitation and confidentiality. The Corporation reimbursed Mr. Blake $13,000 for legal fees incurred by Mr. Blake in the review and negotiation of his employment agreement.

Mr. Blake will be eligible for equity compensation awards under the Corporation’s 2004 Long-Term Incentive Plan in such amounts and subject to such terms as will be commensurate with awards granted to senior executives of the Corporation. In addition, the Corporation granted to Mr. Blake stock options to purchase 250,000 shares of the Corporation’s common stock at an exercise price of $7.50 per share, vesting 40% on December 31, 2006, 30% on December 31, 2007, and 30% on December 31, 2008. The Corporation granted to Mr. Blake restricted stock unit awards entitling Mr. Blake to receive 250,000 shares of the Corporation’s common stock, with 186,000 shares vesting on December 31, 2006, and the remaining 64,000 shares vesting on December 31, 2007. The Corporation will grant to Mr. Blake after June 1, 2006, restricted stock unit awards entitling Mr. Blake to receive 215,000 shares of the Corporation’s common stock, with 75,500 shares vesting on December 31, 2007, and the remaining 139,500 shares vesting on December 31, 2008, and this restricted stock unit grant is subject to Compensation Committee approval. The stock options and restricted stock units vest only if Mr. Blake remains employed by the Corporation as of each vesting date, and the restricted stock units vest only if the Corporation attains applicable performance goals. All equity compensation awards granted to Mr. Blake will fully vest upon a change of control, as defined in the employment agreement.

The employment agreement provides that Mr. Blake will receive a continuation of his base salary for a period of twelve months if he is terminated without cause, as defined in the employment agreement, or if he voluntarily terminates his employment for good reason, as defined in the employment agreement. Such salary continuation will be extended to eighteen months if such termination without cause or voluntary termination for good reason occurs within twelve months after a change in control, as defined in the employment agreement.

The employment agreement contains a confidentiality provision and a non-competition provision that survives for one year following voluntary or involuntary termination.

Bryan R. Adel. Pursuant to his March 2003 offer letter, Mr. Adel is entitled to an annual base salary of $195,000 (subject to annual review). Mr. Adel’s base salary in 2005 was $210,324. In addition, the offer letter provides for Mr. Adel’s participation in the senior management bonus program and options granted upon Mr. Adel joining the Corporation and annually during Mr. Adel’s first three years of employment, each entitling Mr. Adel to purchase 40,000 shares of the Corporation’s common stock, vesting in equal installments over four years beginning on the first anniversary of the grant date. The offer letter also entitles Mr. Adel to receive a car allowance of $1,000 per month and benefits generally available to the Corporation’s employees. The offer letter contains a confidentiality provision and a non-competition provision that survives for one year following voluntary or involuntary termination.

Mr. Adel’s offer letter provides that if Mr. Adel’s employment is terminated by the Corporation for any reason other than cause (as defined in the offer letter), disability or death, or if there is a diminution in his duties resulting from a change in control of the Corporation, he will be entitled to 12 months of his then-current base salary, a pro-rated bonus and the option to continue participation in the Corporation’s health care plan pursuant to COBRA with the Corporation paying the cost of such continued coverage for a period of 12 months.

Megan E. Flynn. Pursuant to her August 2000 offer letter, Ms. Flynn is entitled to an annual base salary of $112,000 (subject to annual review). Ms. Flynn’s base salary in 2005 was $215,000. The offer letter entitles Ms. Flynn to receive benefits generally available to the Corporation’s employees. Ms. Flynn receives a car allowance of $1,000 per month.

Ms. Flynn has entered into a Severance, Proprietary Interest Protection and Non-Solicitation Agreement that provides that if her employment is terminated by the Corporation for any reason other than Cause (as defined in such agreement), disability or death, there is a diminution in her duties resulting from a change in control of the Corporation, she no longer reports directly to the Chief Executive Officer, she is no longer a member of the Corporation’s executive management team, she is no longer the top executive in the business development department or she no longer has any employees reporting directly to her, she will be entitled to 12 months of her then-current base salary and participation in the Corporation’s health care plan pursuant to COBRA with the Corporation paying the cost of such continued coverage for a period of 12 months. This agreement contains a confidentiality provision and a non-competition provision that survives for one year following voluntary or involuntary termination.

Christopher J. Locke. Pursuant to his April 2005 offer letter, Mr. Locke is entitled to an annual base salary of $175,000 (subject to annual review), which was increased to $225,000 in connection with his being named Chief Financial Officer on December 1, 2005. The offer letter also provides that Mr. Locke will participate in the senior management bonus program. The offer letter also entitles Mr. Locke to receive benefits generally available to the Corporation’s employees.

Mr. Locke entered into a Proprietary Interest Protection and Non-Solicitation Agreement that contains confidentiality provisions and non-competition provisions that survive for eighteen months following voluntary or involuntary termination. Mr. Locke also participates in the Corporation’s Severance Plan, which entitles Mr. Locke to severance pay of two months, plus three weeks for each year of service, up to six months of severance pay, in the event Mr. Locke is terminated due to the elimination of his position or a reduction in the Corporation’s workforce, and severance pay of one month, plus two weeks for each year of service, up to six months of severance pay, in the event Mr. Locke is terminated without Cause (as defined in the Severance Plan).

Robert S. Wasserman. Pursuant to his June 2005 offer letter, Mr. Wasserman is entitled to an annual base salary of $300,000 (subject to annual review) and to participate in the senior management bonus program. The offer letter also entitles Mr. Wasserman to receive benefits generally available to the Corporation’s employees. Mr. Wasserman received a signing bonus of $14,000 paid in installments of $7,000 three months and six months after the date he began employment with the Corporation.

Mr. Wasserman has entered into a Severance, Proprietary Interest Protection and Non-Solicitation Agreement that provides that if his employment is terminated by the Corporation for any reason other than Cause (as defined in such agreement), disability or death, or if there is a diminution in his duties resulting from a change in control of the Corporation, he will be entitled to six months of his then-current base salary, plus one-month for each completed year of service with the Corporation, up to twelve months. This agreement contains a confidentiality provision and a non-competition provision that survives for one year following voluntary or involuntary termination.

George S. Wiedemann. Mr. Wiedemann resigned from the Corporation on March 29, 2005. Upon his resignation, all of his unvested options to purchase Common Stock terminated. Mr. Wiedemann entered into a Severance and Release Agreement with the Corporation that provides that Mr. Wiedemann will receive severance payments of $806,750 over a period of twelve months following his resignation and COBRA reimbursements for a period of twelve months. In connection with his termination, Mr. Wiedemann received a payment of $11,000 representing his bonus for the year 2005 through his date of termination.

Gerald J. Hughes. Mr. Hughes resigned from the Corporation on October 10, 2005. Upon his resignation, all of his unvested options to purchase Common Stock terminated. Mr. Hughes entered into a Severance and Release Agreement with the Corporation that provides that Mr. Hughes will receive severance payments of $234,849 over a period of eleven months following his resignation and COBRA reimbursements for a period of eleven months.

Kenneth R. Posner. Mr. Posner resigned from the Corporation on December 1, 2005. Upon his resignation, all of his unvested options to purchase Common Stock terminated. Mr. Posner entered into a Severance and Release Agreement with the Corporation that provides that Mr. Posner will receive severance payments of $388,931 over a period of twelve months following his resignation and COBRA reimbursements for a period of twelve months following January 1, 2006.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category:	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	1,451,375	6.63	2,868,215
Equity compensation plans not approved by security holders	—	—	—

Total	1,451,375	6.63	2,868,215

(1)	The total number of shares of our common stock that may be subject to outstanding awards granted under our 2004 Long-Term Incentive Plan, determined immediately after the grant of any award, may not exceed 4,540,000 shares. Does not include 150,410 shares reserved as deferred stock awards to directors as compensation for serving on the Board of Directors, or 70,000 shares reserved for restricted stock units to directors for serving on the Board of Directors and Management for incentive compensation.

THE AUDIT COMMITTEE REPORT

The audit committee assists the Corporation’s Board of Directors in overseeing and monitoring the Corporation’s financial reporting process and the quality of its internal and external audit process.

The audit committee has reviewed and discussed with management the Corporation’s audited financial statements as of and for the fiscal year ended December 31, 2005. KPMG LLP, the Corporation’s independent auditor for 2005, is responsible for expressing an opinion on the conformity of the Corporation’s audited financial statements with generally accepted accounting principles. The audit committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and the audit committee has received from KPMG LLP written disclosures and a letter as required by the Independence Standards Board, Standard No. 1, as amended. The audit committee has also discussed with KPMG LLP the firm’s independence from management and the Corporation. In considering the independence of KPMG LLP, the audit committee took into account the amount and nature of the fees paid to KPMG LLP for non-audit services, as described below.

Based on the review and discussions referred to above, the audit committee recommended to the Corporation’s Board of Directors that the Corporation’s audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Raymond A. Gross (chair)

Harold I. Shain

John A. Ward, III

March 13, 2006

PERFORMANCE ANALYSIS

The graph below compares five-year returns of Common Stock with those of Standard & Poor’s 600 SmallCap 600 Index (the “S&P SmallCap 600 Index”), Standard & Poor’s 500 Composite Stock Index (the “S&P 500 Index”) and the Russell 3,000® Index (the “Russell 3,000 Index”). The figures assume all dividends have been reinvested and an initial investment of $100 on December 31, 2000.

The Corporation selected the Russell 3,000 Index for purposes of this performance analysis, because the Corporation does not use a published industry or line of business index and does not believe that it can reasonably identify a peer group. Because the Corporation joined the S&P SmallCap 600 Index in 2003, information is provided below in order to compare the Corporation’s performance with that of the S&P SmallCap 600 Index.

	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/31/2005
Rewards Network Inc.	100	145	354	355	233	213
S&P SmallCap 600 Index	100	87	67	84	92	95
S&P 500 Index	100	106	90	123	150	160
Russell 3,000 Index	100	87	67	87	96	100

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table shows, as of March 24, 2006, the ownership of shares of Common Stock by each person who is known to the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock, by each director, by each executive officer named in the summary compensation table and by all of the Corporation’s directors and executive officers as a group. The address of each beneficial owner who is also a director or executive officer of the Corporation is c/o Rewards Network Inc., Two North Riverside Plaza, Suite 950, Chicago, Illinois 60606. Except as otherwise specified, each beneficial owner has sole voting power and sole investment power with respect to the securities beneficially owned by such beneficial owner.

Name and Address of Beneficial Owner	# of Shares of Common Stock		Options Exercisable prior to May 30, 2006	Total Shares	% of Total Outstanding(1)

SZ Investments, L.L.C. Samstock L.L.C. EGI-Fund (00) Investors, L.L.C. EGI-Fund (05-07) Investors, L.L.C. 2 North Riverside Plaza Chicago, Illinois 60606	6,589,026	(2)	—	6,589,026	24.9%

Halmostock Limited Partnership 21 West Las Olas Boulevard Fort Lauderdale, Florida 33301	493,541	(2)	—	493,541	1.9%

Burgundy Asset Management Ltd. 181 Bay Street, Suite 4510 Toronto, Ontario M5J 2T3	2,479,900	(3)	—	2,479,900	9.4%

Pequot Capital Management, Inc. 500 Nyala Farm Road Westport, Connecticut 06880	1,734,100	(4)	—	1,734,100	6.6%

Wynnefield Partners Small Cap Value, L.P. Wynnefield Partners Small Cap Value, L.P. I Wynnefield Small Cap Value Offshore Fund, Ltd. Channel Partnership II, L.P. Wynnefield Capital Management, LLC Wynnefield Capital, Inc. Nelson Obus 450 Seventh Avenue Suite 509 New York, New York 10123	1,522,500	(5)	—	1,522,500	5.8%

Donald J. Liebentritt, Chairman of the Board of Directors	15,000		—	15,000	*

Ronald L. Blake, President and Chief Executive Officer and Director	18,200		—	18,200	*

Bryan R. Adel, Senior Vice President, General Counsel, Secretary and Chief Privacy Officer	3,000		60,000	63,000	*

Megan E. Flynn, Senior Vice President, Business Development	3,000		48,750	51,750	*

Christopher J. Locke, Senior Vice President and Chief Financial Officer	3,428		—	3,428	*

Name and Address of Beneficial Owner	# of Shares of Common Stock		Options Exercisable prior to May 30, 2006	Total Shares	% of Total Outstanding(1)

Robert S. Wasserman, Executive Vice President, Sales and Marketing, Operations	6,000		—	6,000	*

George S. Wiedemann, Former President and Chief Executive Officer and Director	58,720	(6)	—	58,720	*

Gerald J. Hughes, Former Executive Vice President and Chief Operating Officer, Dining	9,193	(6)	—	9,193	*

Kenneth R. Posner, Former Senior Vice President, Finance and Administration, and Chief Financial Officer	10,000	(6)	—	10,000	*

Adam M. Aron, Director	9,907	(7)	10,000	19,907	*

Peter C.B. Bynoe, Director	11,073	(7)	10,000	21,073	*

Raymond A. Gross, Director	26,077	(7)	35,000	61,077	*

F. Philip Handy, Director	202,104	(7)(8)	53,000	255,104	*

Nils E. Larsen, Director	—		—	—	*

Harold I. Shain, Director	13,251	(7)	10,000	23,251	*

John A. Ward, III, Director	112,552	(7)(9)	40,500	153,052	*

Frank E. Wood, Director	9,157	(7)	10,000	19,157	*

All current directors and current executive officers as a group (14 persons)	432,749		277,250	709,999	2.7%

*	Ownership represents less than 1% of the outstanding shares of Common Stock.
(1)	Percentage ownership is based on 26,481,480 shares of Common Stock outstanding as of March 24, 2006, plus the number of shares of Common Stock subject to options and warrants exercisable prior to May 30, 2006 by the person or the aggregation of persons for which such percentage ownership is being determined.
(2)	The number of shares beneficially owned is based, in part, on an amended Schedule 13D filed on May 5, 2005 by SZ Investments, L.L.C., Samstock, L.L.C., EGI-Fund (00) Investors, L.L.C., EGI-Fund (05-07) Investors, L.L.C. and Halmostock Limited Partnership reflecting ownership as of May 3, 2005 . According to the amended Schedule 13D, SZ Investments, L.L.C. has shared voting and shared disposition power with respect to 6,589,026 shares of Common Stock beneficially owned by it; Samstock, L.L.C. has shared voting power and shared dispositive power with respect to 4,329,247 shares of Common Stock beneficially owned by it; EGI-Fund (00) Investors, L.L.C. has shared voting power and shared dispositive power with respect to 405,479 shares of Common Stock beneficially owned by it; EGI-Fund (05-07) Investors, L.L.C. has shared voting and shared disposition power with respect to 1,854,300 shares of Common Stock beneficially owned by it and Halmostock Limited Partnership has shared dispositive power with respect to 493,541 shares of Common Stock beneficially owned by it. None of the entities has sole voting power or sole dispositive power with respect to any shares of Common Stock beneficially owned by it. SZ Investments, L.L.C. is the managing member of EGI-Fund (00) Investors, L.L.C. and the sole and managing member of Samstock, L.L.C.

Includes (i) 493,541 shares of Common Stock owned by Halmostock Limited Partnership and (ii) 40,077 shares of Common Stock owned by Melvin Chasen and Iris Chasen.

Pursuant to the Amended and Restated Agreement among Stockholders, dated as of March 3, 1998 (the “Chasen Stockholder Agreement”), among Samstock, L.L.C., EGI-Transmedia Investors, L.L.C., Melvin Chasen, Iris Chasen and the Corporation, Samstock, L.L.C. has shared power to vote or to direct the vote of the 40,077 shares beneficially owned by Mr. and Mrs. Chasen. Pursuant to the Stockholders’ Agreement, dated as of March 3, 1998 (the “Halmostock Stockholder Agreement”), among Samstock, L.L.C., EGI-Transmedia Investors, L.L.C., Halmostock Limited Partnership and the Corporation, Samstock, L.L.C. has shared power to vote or to direct the vote of the 493,541 shares beneficially owned by Halmostock Limited Partnership.

Each of Samstock, L.L.C., Halmostock Limited Partnership, Mr. and Mrs. Chasen and EGI-Fund (00) Investors, L.L.C. has the power to dispose of or to direct the disposition of its shares of Common Stock except that (i) pursuant to the Chasen Stockholder Agreement, Samstock, L.L.C. has the shared power, together with Mr. and Ms. Chasen to dispose of or to direct the disposition of the shares of Mr. and Ms. Chasen and (ii) pursuant to the Halmostock Stockholder Agreement, Samstock, L.L.C. has the shared power, together with Halmostock Limited Partnership to dispose of or to direct the disposition of the shares of Halmostock Limited Partnership.

(3)	The number of shares beneficially owned is based on a Schedule 13G filed on February 14, 2006 by Burgundy Asset Management Ltd. According to the Schedule 13G, Burgundy Asset Management Ltd. is the beneficial owner of 2,479,900 shares of Common Stock and has sole power to vote, dispose or direct the disposition of the 2,479,900 shares owned by Burgundy Asset Management Ltd.
(4)	The number of shares beneficially owned is based on a Schedule 13G filed on February 14, 2006 by Pequot Capital Management, Inc. According to the Schedule 13G, Pequot Capital Management, Inc. is the beneficial owner of 1,734,100 shares of Common Stock and has sole voting power over 1,711,100 and sole dispositive power over 1,734,100 shares owned by Pequot Capital Management, Inc.
(5)	The number of shares beneficially owned is based on a Schedule 13G filed on April 6, 2005 by Wynnefield Partners Small Cap Value, L.P. (“Partners”), Wynnefield Partners Small Cap Value, L.P. I (“Partners I”), Wynnefield Small Cap Value Offshore Fund, Ltd. (“Fund”), Channel Partnership II, L.P. (“Channel”), Wynnefield Capital Management, LLC (“WCM”), Wynnefield Capital, Inc. (“WCI”) and Nelson Obus (“Obus”). According to the Schedule 13G, Partners is the beneficial owner of 465,600 shares of Common Stock and has sole power to vote, dispose or direct the disposition of such shares; Partners I is the beneficial owner of 604,200 shares of Common Stock and has sole power to vote, dispose or direct the disposition of such shares; Fund is the beneficial owner of 435,200 shares of Common Stock and has sole power to vote, dispose or direct the disposition of such shares; Channel is the beneficial owner of 17,500 shares of Common Stock and has sole power to vote, dispose or direct the disposition of such shares; WCM holds an indirect beneficial interest in the shares which are directly beneficially owned by Partners and Partners I; WCI holds an indirect beneficial interest in the shares which are directly beneficially owned by Fund; and Obus holds an indirect beneficial interest in the shares which are directly beneficially owned by Channel.
(6)	Based on information provided prior the resignations of Mr. Wiedemann, Mr. Hughes and Mr. Posner from the Corporation.
(7)	Includes shares of Common Stock that directors have elected to take as a deferred stock award under the 2004 Plan and the 2004 Non-Employee Directors Award Program in lieu of their respective director’s fees as follows: Mr. Aron, 9,240 shares; Mr. Bynoe, 10,406 shares; Mr. Gross, 25,410 shares; Mr. Handy, 34,061 shares; Mr. Shain, 12,584 shares; Mr. Ward, 26,506 shares; Mr. Wood, 8,490 shares. Also includes shares of Common Stock issuable to directors pursuant to restricted stock unit awards under the 2004 Non-Employee Directors Award Program that directors have elected to defer as follows: Mr. Bynoe, 667 shares; Mr. Gross, 667 shares; Mr. Handy, 667 shares; Mr. Shain, 667 shares; Mr. Ward, 667 shares; and Mr. Wood, 667 shares.
(8)	Does not include 147,501 shares of Common Stock held indirectly in a trust for which Mr. Handy is a co-trustee and the only beneficiary.
(9)	Does not include 192 shares of Common Stock held by Mr. Ward’s wife and son as to which shares Mr. Ward disclaims beneficial ownership.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On May 5, 2003, the Company entered into an office lease agreement with Equity Office Properties Management Corp., the agent for Two North Riverside Plaza Joint Venture Limited Partnership, a limited partnership comprised in part of trusts established for the benefit of Samuel Zell, who served as Chairman of the Board of Directors until September 13, 2005, and members of his family. The trustees of these trusts is Chai Trust Company, L.L.C., and Donald J. Liebentritt, the current Chairman of the Board of Directors, is President of Chai Trust Company, L.L.C. The lease initially provided for 10,000 square feet of office space at Two North Riverside Plaza, Chicago, Illinois and, effective July 1, 2004, the Company exercised its option to increase this space to 14,324 square feet. The term of the lease is from September 1, 2003 through August 31, 2008. The Corporation paid rent of approximately $287,000 for the year ended December 31, 2005.

INDEPENDENT ACCOUNTANTS

The Corporation’s Board of Directors has selected KPMG LLP as the Corporation’s independent accountant for 2006. Representatives of KPMG LLP are expected to attend the 2006 Annual Meeting. These representatives will have the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

The aggregate fees and expenses billed for professional services rendered by KPMG LLP in 2005 and 2004 were as follows:

Type of fees	2005	2004
Audit fees	$486,500	$602,700
Audit-related fees	204,300	366,900
Tax fees	40,000	429,310
All other fees	—	—

	$730,800	$1,398,910

In the table above, in accordance with the Securities and Exchange Commission’s definitions and rules, “audit fees” are fees the Corporation paid KPMG LLP for professional services for the audit of the Corporation’s consolidated financial statements included in the Corporation’s annual report on Form 10-K, review of the financial statements included in the Corporation’s quarterly reports on Form 10-Q and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Corporation’s financial statements and include fees for transaction processing control evaluation in connection with the Statement on Auditing Standards 70 report, VISA Cardholder Information Security Program evaluation, employee benefit plan audits, accounting consultations, filings made with the Securities and Exchange Commission (other than reports on Form 10-K and 10-Q), agreed upon procedures required under the Corporation’s securitization and other audit-related services; “tax fees” are fees for U.S. federal and various state tax compliance services, general tax consulting and planning services and, in 2004, consulting services in respect of Canadian corporate structure; and “all other fees” are fees for any products and services provided by KPMG LLP not included in the first three categories.

The audit committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the Corporation’s independent auditor. The policy requires specific pre-approval of all permitted services. The policy prohibits the audit committee from delegating to management the audit committee’s responsibility to pre-approve permitted services performed by the independent auditor.

Requests for pre-approval of services must be detailed as to the services to be provided and include a draft engagement letter. None of the audit-related fees and tax fees described above was approved by the audit committee pursuant to the waiver of pre-approval provisions set forth in applicable Securities and Exchange Commission rules.

OTHER BUSINESS

As of the date of this Proxy Statement, the Corporation’s Board of Directors knows of no matters that are likely to be presented for action at the 2006 Annual Meeting other than the proposals specifically set forth in the Notice of Annual Meeting and described in this Proxy Statement. If any other matter properly comes before the 2006 Annual Meeting for action, the persons named on the accompanying proxy card will vote or refrain from voting in accordance with their judgment pursuant to the discretionary authority conferred by the proxy.

STOCKHOLDER PROPOSALS

Any proposals that stockholders wish to present at the 2007 Annual Meeting must be received by December 7, 2006 in order to be considered for inclusion in the Corporation’s proxy materials. The nominating committee will consider stockholders’ nominees for the Corporation’s Board of Directors and stockholder proposals submitted for the meeting.

A stockholder wishing to nominate a candidate for election to the Corporation’s Board of Directors or make a proposal is required to give appropriate written notice to the Secretary of the Corporation, which must be received by the Corporation between 45 and 75 days prior to March 24, 2007. If the date of the 2007 Annual Meeting is advanced more than 30 days prior to or delayed by more than 30 days after May 23, 2007, stockholders are required to submit a notice of nomination or proposal not later than the close of business on the later of the 90th day prior to the date of the 2007 Annual Meeting or the tenth day following the day on which the meeting date is announced.

All proposals should be mailed to the Corporation’s principal executive offices at Rewards Network Inc., Two North Riverside Plaza, Suite 950, Chicago, Illinois 60606, Attention: Secretary.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and regulations of the Securities and Exchange Commission thereunder require the Corporation’s executive officers and directors and persons who own more than 10% of the Corporation’s stock, as well as certain affiliates of such persons, to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission and the American Stock Exchange. Executive officers, directors and persons owning more than 10% of the Corporation’s stock are required by the Securities and Exchange Commission regulations to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely on the Corporation’s review of the copies of such forms received by the Corporation and written representations that no other reports were required for those persons, the Corporation believes that, during the fiscal year ended December 31, 2005, all filing requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended, applicable to its officers, directors and greater than ten percent stockholders were complied with on a timely basis.

FORM 10-K ANNUAL REPORT

The Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 is being furnished with this Proxy Statement. On written request, the Corporation will provide without charge to each record or beneficial holder of shares of Common Stock as of March 24, 2006, additional copies of the Corporation’s Annual Report on Form 10-K, including the financial statements and schedules thereto, as filed with the Securities and Exchange Commission. Requests should be addressed to Rewards Network Inc., Two North Riverside Plaza, Suite 950, Chicago, Illinois 60606, Attention: Secretary.

By Order of the Board of Directors,

Bryan R. Adel

Secretary

Chicago, Illinois

April 7, 2006

ANNEX A

REWARDS NETWORK INC.

2006 LONG-TERM INCENTIVE PLAN

1. Purpose. The purpose of this 2006 Long-Term Incentive Plan (the “Plan”) of Rewards Network Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company and its stockholders by providing a means to attract, retain, and reward directors, officers and other key employees and consultants of the Company and its subsidiaries and to enable such persons to acquire or increase a proprietary interest in the Company, thereby promoting a closer identity of interests between such persons and the Company’s stockholders.

2. Definitions. The definitions of awards under the Plan, including Options, SARs (including Limited SARs), Restricted Stock, Deferred Stock, Stock granted as a bonus or in lieu of other awards, Dividend Equivalents, and Other Stock-Based Awards, are set forth in Section 6 of the Plan. Such awards, together with any other right or interest granted to a Participant under the Plan, are termed “Awards.” For purposes of the Plan, the following additional terms shall be defined as set forth below:

(a) “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award.

(b) “Beneficiary” shall mean the person, persons, trust, or trusts which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under this Plan upon such Participant’s death or, if there is no designated Beneficiary or surviving designated Beneficiary, then the person, persons, trust, or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” means with respect to a Participant:

(i) the refusal to perform or disregard of the Participant’s duties or responsibilities, or of specific directives of the officer or other executive of the Company to whom the Participant reports, including, without limitation, failure to comply with a performance improvement plan;

(ii) the Participant’s willful, reckless or negligent commission of act(s) or omission(s) which have resulted in or are likely to result in, a loss to, or damage to the reputation of, the Company or any of its affiliates, or that compromise the safety of any employee or other person;

(iii) the Participant’s act of fraud, embezzlement or theft in connection with the Participant’s duties to the Company or in the course of his or her employment, or the Participant’s commission of a felony or any crime involving dishonesty or moral turpitude;

(iv) the Participant’s violation of the Company’s policies or standards or of any statutory or common law duty of loyalty to the Company; or

(v) any breach by the Participant of any one or more restrictive covenants to which the Participant is subject;

provided, however, that if the Participant is a party to an employment or separation agreement with the Company that contains a definition of cause other than as set forth above, then with respect to such Participant “Cause” shall have the meaning set forth in such employment or separation agreement.

(e) A “Change in Control” shall be deemed to have occurred if:

(i) any person (as defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than the Company, an employee benefit plan of the Company or Samstock, L.L.C., EGI-Fund (00) Investors, L.L.C.,

EGI-Fund (05-07) Investors, L.L.C. and their affiliates, acquires directly or indirectly the beneficial ownership (within the meaning of Rule 13d-3 promulgated pursuant to the Exchange Act) of any voting security of the Company and immediately after such acquisition such person is, directly or indirectly, the beneficial owner of voting securities representing 50 percent or more of the total voting power of all of the then-outstanding voting securities of the Company;

(ii) the individuals (A) who constitute the Board as of the date this Plan is adopted by the Board (the “Original Directors”) or (B) who thereafter are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least one-half (1/2) of the Original Directors then still in office (such directors becoming “Additional Original Directors” immediately following their election) or (C) who are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least one-half (1/2) of the Original Directors and Additional Original Directors then still in office (such directors also becoming “Additional Original Directors” immediately following their election) (such individuals being the “Continuing Directors”), cease for any reason to constitute a majority of the members of the Board;

(iii) the stockholders of the Company shall approve a merger, consolidation, recapitalization, or reorganization of the Company, a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder approval is not sought or obtained, other than any such transaction which would result in at least 50 percent of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned (within the meaning of Rule 13d-3 promulgated pursuant to the Exchange Act) by at least 50 percent of the holders of outstanding voting securities of the Company immediately prior to the transaction; or

(iv) the stockholders of the Company shall approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s total assets.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include regulations thereunder and successor provisions and regulations thereto.

(g) “Committee” means the Compensation Committee of the Board, or such other Board committee as may be designated by the Board to administer the Plan; provided, however, that to the extent necessary to comply with Rule 16b-3 and Section 162(m) of the Code, the Committee shall consist of two or more directors, each of whom is a “disinterested person” within the meaning of Rule 16b-3 and an “outside director” within the meaning of Section 162(m) of the Code.

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. References to any provision of the Exchange Act shall be deemed to include rules thereunder and successor provisions and rules thereto.

(i) “Fair Market Value” means, with respect to Stock, Awards, or other property, the fair market value of such Stock, Awards, or other property determined by such methods or procedures as shall be established from time to time by the Committee, provided, however, that if the Stock is listed on a national securities exchange or quoted in an interdealer quotation system, the Fair Market Value of such Stock on a given date shall be based upon the last sales price or, if unavailable, the average of the closing bid and asked prices per share of the Stock on such date (or, if there was no trading or quotation in the Stock on such date, on the next preceding date on which there was trading or quotation) as provided by one of such organizations.

(j) “ISO” means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

(k) “Non-Employee Director” shall mean a member of the Board who is not otherwise an employee of the Company or any subsidiary.

(l) “Participant” means a person who, at a time when eligible under Section 5 hereof, has been granted an Award under the Plan.

(m) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(n) “Stock” means the Common Stock, $.02 par value, of the Company and such other securities as may be substituted for Stock or such other securities pursuant to Section 7(g).

3. Administration.

(a) Authority of the Committee. Except as otherwise provided below, the Plan shall be administered by the Committee. The Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

(i) to select persons to whom Awards may be granted;

(ii) to determine the type or types of Awards to be granted to each such person;

(iii) to determine the number of Awards to be granted, the number of shares of Stock to which an Award will relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, any exercise price, grant price, or purchase price, any restriction or condition, any schedule for lapse of restrictions or conditions relating to transferability or forfeiture, exercisability, or settlement of an Award, and waivers or accelerations thereof, and waivers of or modifications to performance conditions relating to an Award, based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;

(iv) to determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(v) to determine whether, to what extent, and under what circumstances cash, Stock, other Awards, or other property payable with respect to an Award will be deferred either automatically, at the election of the Committee, or at the election of the Participant;

(vi) to prescribe the form of each Award Agreement, which need not be identical for each Participant;

(vii) to adopt, amend, suspend, waive, and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(viii) to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award Agreement, or other instrument hereunder; and

(ix) to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

Other provisions of the Plan notwithstanding, the Board shall perform the functions of the Committee for purposes of granting awards to directors who serve on the Committee (subject to Section 8), and may perform any function of the Committee under the Plan for any other purpose, including without limitation for the purpose of ensuring that transactions under the Plan by Participants who are then subject to Section 16 of the Exchange Act in respect of the Company are exempt under Rule 16b-3. In any case in which the Board is performing a function of the Committee under the Plan, each reference to the Committee herein shall be deemed to refer to the Board, except where the context otherwise requires.

(b) Manner of Exercise of Committee Authority. Any action of the Committee with respect to the Plan shall be final, conclusive, and binding on all persons, including the Company, subsidiaries of the Company,

Participants, any person claiming any rights under the Plan from or through any Participant, and stockholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any subsidiary of the Company the authority, subject to such terms as the Committee shall determine, to perform such functions as the Committee may determine, to the extent permitted under applicable law.

(c) Limitation of Liability. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer or other employee of the Company or any subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee, nor any officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

4. Stock Subject to Plan.

(a) Amount of Stock Reserved. The total amount of Stock that may be subject to outstanding Awards granted under the Plan and the Company’s 2004 Long-Term Incentive Plan (the “2004 LTIP”), determined immediately after the grant of any Award, shall not exceed 4,540,000. Notwithstanding the foregoing, the number of shares that may be delivered upon the exercise of ISOs shall not exceed 2,505,966 provided, however, that shares subject to ISOs shall not be deemed delivered if such Awards are forfeited, expire or otherwise terminate without delivery of shares to the Participant. If an Award valued by reference to Stock may only be settled in cash, the number of shares to which such Award relates shall be deemed to be Stock subject to such Award for purposes of this Section 4(a). Any shares of Stock delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued shares or treasury shares.

(b) Annual Per-Participant Limitations. During any calendar year, no Participant may be granted Options and other Awards under the Plan that may be settled by delivery of more than 600,000 shares of Stock, subject to adjustment as provided in Section 4(c). In addition, with respect to Awards that may be settled in cash (in whole or in part), no Participant may be paid during any calendar year cash amounts relating to such Awards that exceed the greater of the Fair Market Value of the number of shares of Stock set forth in the preceding sentence at the date of grant or the date of settlement of Award. This provision sets forth two separate limitations, so that awards that may be settled solely by delivery of Stock will not operate to reduce the amount of cash-only Awards, and vice versa; nevertheless, Awards that may be settled in Stock or cash must not exceed either limitation.

(c) Adjustments. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of Stock reserved and available for Awards under Section 4(a), (ii) the number and kind of shares of outstanding Restricted Stock or other outstanding Award in connection with which shares have been issued, (iii) the number and kind of shares that may be issued in respect of other outstanding Awards, (iv) the exercise price, grant price, or purchase price relating to any Award (or, if deemed appropriate, the Committee may make provision for a cash payment with respect to any outstanding Award), and (v) the number of shares with respect to which Options and SARs may be granted to a Participant in any calendar year, as set forth in Section 4(b). In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence or a Change in Control) affecting the Company or any subsidiary or the financial statements of the Company or any subsidiary, or in response to changes in applicable laws, regulations, or accounting principles.

5. Eligibility. Directors, executive officers and other key employees of the Company and its subsidiaries, and persons who provide consulting or other services to the Company deemed by the Committee to be of substantial value to the Company, are eligible to be granted Awards under the Plan. In addition, a person who has been offered employment by the Company or its subsidiaries, and a person who is employed by an entity expected to become a subsidiary, is eligible to be granted an Award under the Plan, provided that such Award shall be canceled if such person fails to commence such employment, or if such entity fails to become a subsidiary, and no payment of value may be made in connection with such Award until such person has commenced such employment or until such entity has become a subsidiary.

6. Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 8(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or service of the Participant.

(b) Options. The Committee is authorized to grant Options to Participants (including “reload” options automatically granted to offset specified exercises of options) on the following terms and conditions:

(i) Exercise Price. The exercise price per share of Stock purchasable under an Option shall be determined by the Committee; provided, however, that the exercise price of an Option shall not be less than 100 percent (110 percent in the case of an ISO granted to a person who owns (within the meaning of Section 422(b)(6) of the Code) 10 percent of the Stock) of the Fair Market Value of a share on the date of grant of such Option.

(ii) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part. An Option may be exercised:

(A) by giving written notice to the Company specifying the number of whole shares of Stock to be purchased and accompanying such notice with payment therefor in full (or arrangement made for such payment to the Company’s satisfaction) either:

(1) in cash,

(2) by delivery (either actual delivery or by attestation procedures established by the Company) of shares of Stock having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise,

(3) by authorizing the Company to withhold whole shares of Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise,

(4) except as may be prohibited by applicable law, in cash by a broker-dealer acceptable to the Company to whom the Participant has submitted an irrevocable notice of exercise or

(5) a combination of (1), (2) and (3),

in each case to the extent set forth in the Award Agreement relating to the Option;

(B) if applicable, by surrendering to the Company any tandem SARs which are cancelled by reason of the exercise of the Option; and

(C) by executing such documents as the Company may reasonably request.

Any fraction of a share of Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the Participant. No shares of Stock shall be issued and no certificate representing Stock shall be delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 8(d), have been paid (or arrangement made for such payment to the Company’s satisfaction).

(iii) ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to ISOs, except for Section 7(f), shall be interpreted, amended, or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any ISO under Section 422 of the Code.

(iv) Termination of Employment. Unless otherwise determined by the Committee, upon termination of a Participant’s employment with the Company and its subsidiaries for any reason other than death, disability (within the meaning of Section 22(e)(3) of the Code) or cause, such Participant may exercise any vested Options during the 90-day period following such termination of employment. In the event such termination is on account of death or disability, the Participant may exercise any Options during the one-year period following such termination. If the Committee determines that termination of employment is for cause, all Options held by the Participant shall immediately terminate. In any case where Options remain exercisable following termination of employment, such Options shall be exercisable only to the extent exercisable immediately prior to such termination of employment.

(c) Stock Appreciation Rights. The Committee is authorized to grant SARs to Participants on the following terms and conditions:

(i) Right to Payment. An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise (or, if the Committee shall so determine in the case of any such right other than one related to an ISO, the Fair Market Value of one share at any time during a specified period before or after the date of exercise), over (B) the grant price of the SAR as determined by the Committee as of the date of grant of the SAR, which, except as provided in Section 7(a), shall be not less than the Fair Market Value of one share of Stock on the date of grant.

(ii) Other Terms. The Committee shall determine the time or times at which an SAR may be exercised in whole or in part, the method of exercise, method of settlement, form of consideration payable in settlement, method by which Stock will be delivered or deemed to be delivered to Participants, whether or not an SAR shall be in tandem with any other Award, and any other terms and conditions of any SAR. Limited SARs that may only be exercised upon the occurrence of a Change in Control may be granted on such terms, not inconsistent with this Section 6(c), as the Committee may determine. Limited SARs may be either freestanding or in tandem with other Awards. Notwithstanding anything contained herein to the contrary, no award shall be an SAR unless the Award Agreement explicitly so provides.

(d) Restricted Stock. The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i) Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Committee may determine; provided, however, that except in the case of a termination of employment without Cause following a Change in Control, in accordance with Section 7(f), or a Participant’s death or disability, (A) the restrictions on each Restricted Stock Award that is subject to vesting conditions based solely on continued employment or service shall lapse at a rate not faster than one-third per year over the three-year period beginning on the award date evidenced in the Award Agreement, and (B) the restrictions on each Restricted Stock Award that is subject to vesting conditions based on the attainment of performance goals shall lapse not earlier than one year after the award date evidenced in the Award Agreement (the “Minimum Restriction Schedule”). Except to the extent restricted under the terms of the Plan and any Award Agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder including, without limitation, the right to vote Restricted Stock or the right to receive dividends thereon.

(ii) Forfeiture. Upon termination of employment or service or failure to attain established performance goals (as determined under criteria established by the Committee) during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company. The Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of termination resulting from specified causes; provided that no action taken by the Committee pursuant to this clause (ii) shall cause the restrictions on a Restricted Stock Award to lapse at a rate faster than the Minimum Restriction Schedule.

(iii) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, the Company shall retain physical possession of the certificate, and the Participant shall have delivered a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv) Dividends. Dividends paid on Restricted Stock shall be either paid at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or the payment of such dividends shall be deferred and/or the amount or value thereof automatically reinvested in additional Restricted Stock, other Awards, or other investment vehicles, as the Committee shall determine or permit the Participant to elect. Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(e) Deferred Stock. The Committee is authorized to grant Deferred Stock to Participants, subject to the following terms and conditions:

(i) Award and Restrictions. Delivery of Stock will occur upon expiration of the deferral period specified for an Award of Deferred Stock by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, Deferred Stock shall be subject to such restrictions as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times, separately or in combination, in installments, or otherwise, as the Committee may determine.

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service (as determined under criteria established by the Committee) during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Deferred Stock), all Deferred Stock that is at that time subject to deferral (other than a deferral at the election of the Participant) shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Deferred Stock will be waived in whole or in part in the event of termination resulting from specified causes.

(f) Bonus Stock and Awards in Lieu of Cash Obligations. The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of Company obligations to pay cash under other plans or compensatory arrangements.

(g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to a Participant, entitling the Participant to receive cash, Stock, other Awards, or other property equal in value to dividends paid with respect to a specified number of shares of Stock. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify.

(h) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock and factors that may influence the value of Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified subsidiaries. The Committee shall determine the terms and conditions of such Awards. Stock issued pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may be granted pursuant to this Section 6(h).

7. Certain Provisions Applicable to Awards.

(a) Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for, any other Award granted under the Plan or any award granted under any other plan of the Company, any subsidiary, or any business entity to be acquired by the Company or a subsidiary, or any other right of a Participant to receive payment from the Company or any subsidiary. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards.

(b) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any ISO or an SAR granted in tandem therewith exceed a period of ten years from the date of its grant (or such shorter period as may be applicable under Section 422 of the Code).

(c) Form of Payment Under Awards. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a subsidiary upon the grant, exercise or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. Such payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents in respect of installment or deferred payments denominated in Stock.

(d) Rule 16b-3 Compliance.

(i) Six-Month Holding Period. Unless a Participant could otherwise dispose of equity securities, including derivative securities, acquired under the Plan without incurring liability under Section 16(b) of the Exchange Act, equity securities acquired under the Plan must be held for a period of six months following the date of such acquisition, provided that this condition shall be satisfied with respect to a derivative security if at least six months elapse from the date of acquisition of the derivative security to the date of disposition of the derivative security (other than upon exercise or conversion) or its underlying equity security.

(ii) Other Compliance Provisions. With respect to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Company, the Committee shall implement transactions under the Plan and administer the Plan in a manner that will ensure that each transaction by such a Participant is exempt from liability under Rule 16b-3, except that such a Participant may be permitted to engage in a non-exempt transaction under the Plan if written notice has been given to the Participant regarding the non-exempt nature of such transaction. The Committee may authorize the Company to repurchase any Award or shares of Stock resulting from any Award in order to prevent a Participant who is subject to Section 16 of the Exchange Act from incurring liability under Section 16(b). Unless otherwise specified by the Participant, equity securities, including derivative securities, acquired under the Plan which are disposed of by a Participant shall be deemed to be disposed of in the order acquired by the Participant.

(e) Performance-Based Awards. The Committee may, in its discretion, designate any Award the exercisability or settlement of which is subject to the achievement of performance conditions as a performance-based Award subject to this Section 7(e), in order to qualify such Award as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and regulations thereunder. The performance objectives for an Award subject to this Section 7(e) shall consist of one or more business criteria and a targeted level or levels of performance with respect to such criteria, as specified by the Committee but subject to this Section 7(e). Performance objectives shall be objective and shall otherwise meet the requirements of Section 162(m)(4)(C) of the Code and regulations thereunder. Business criteria used by the Committee in establishing performance objectives for Awards subject to this Section 7(e) shall be selected exclusively from among the following:

(1) Annual return on capital;

(2) Annual earnings per share;

(3) Annual cash flow provided by operations;

(4) Changes in annual revenues;

(5) EBITDA; and/or

(6) Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, cost targets, and goals relating to acquisitions or divestitures.

The levels of performance required with respect to such business criteria may be expressed in absolute or relative levels. Achievement of performance objectives with respect to such Awards shall be measured over a period of not less than one year nor more than five years, as the Committee may specify. Performance objectives may differ for such Awards to different Participants. The Committee shall specify the weighting to be given to each performance objective for purposes of determining the final amount payable with respect to any such Award. The Committee may, in its discretion, reduce the amount of a payout otherwise to be made in connection with an Award subject to this Section 7(e), but may not exercise discretion to increase such amount, and the Committee may consider other performance criteria in exercising such discretion. All determinations by the Committee as to the achievement of performance objectives shall be in writing, and shall be binding and conclusive on all Participants. The Committee may review and correct any prior determination with respect to the achievement of applicable performance objectives, based on restated financial statements or other information that in the sole discretion of the Committee causes the Committee to determine that the prior determination was inaccurate, and in such case the Committee may appropriately adjust, including with retroactive effect, the vesting, exercisability, payment or forfeiture of any Award subject to such performance objectives. The Committee may not delegate any responsibility with respect to an Award subject to this Section 7(e).

(f) Acceleration Upon Termination Following a Change in Control. Notwithstanding anything contained herein to the contrary, unless otherwise provided by the Committee in an Award Agreement, if a Participant’s employment is terminated by the Company without Cause within 12 months after a Change in Control, all conditions and/or restrictions relating to the continued performance of services and/or the achievement of performance objectives with respect to the exercisability or full enjoyment of an Award shall immediately lapse as of the date of such termination of employment.

(g) Corporate Transactions. If the Company shall be a party to a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”), the Board (as constituted prior to any Change in Control resulting from such Corporate Transaction) may, in its discretion:

(i) require that shares of stock of the corporation resulting from such Corporate Transaction, or a parent corporation thereof, be substituted for some or all of the shares of Stock subject to an outstanding Award, with an appropriate and equitable adjustment to such Award as shall be determined by the Board in accordance with Section 4(c); and/or

(ii) require outstanding Awards, in whole or in part, to be surrendered to the Company by the Participant, and to be immediately cancelled by the Company, and to provide for the Participant to receive (A) a cash payment in an amount not less than the amount determined by multiplying the number of shares of Stock subject to the portion of the Award surrendered by the excess, if any, of the highest per share price offered to holders of Stock in any transaction whereby the Corporate Transaction takes place over the exercise or purchase price, if any, applicable to such Award, (B) shares of stock of the corporation resulting from such Corporate Transaction, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (A) above or (C) a combination of a payment of cash pursuant to clause (A) above and the issuance of shares pursuant to clause (B) above.

(h) No Repricing of Awards. Notwithstanding anything in this Plan to the contrary and subject to Section 8(e), without the approval of stockholders, the Committee will not amend or replace previously granted Options or SARs in a transaction that constitutes a “repricing,” within the meaning of rules prescribed by the American Stock Exchange or, if the Stock is not listed on the American Stock Exchange, any rule of the principal national stock exchange on which the Stock is then traded.

8. General Provisions.

(a) Compliance With Laws and Obligations. The Company shall not be obligated to issue or deliver Stock in connection with any Award or take any other action under the Plan in a transaction subject to the registration requirements of the Securities Act of 1933, as amended, or any other federal or state securities law, any requirement under any listing agreement between the Company and any national securities exchange or automated quotation system, or any other law, regulation, or contractual obligation of the Company, until the Company is satisfied that such laws, regulations, and other obligations of the Company have been complied with in full. Certificates representing shares of Stock issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations, and other obligations of the Company, including any requirement that a legend or legends be placed thereon.

(b) Limitations on Transferability. Awards and other rights under the Plan, including any Award or right which constitutes a derivative security as generally defined in Rule 16a-1(c) under the Exchange Act, will not be transferable by a Participant except by will or the laws of descent and distribution (or to a designated Beneficiary in the event of the Participant’s death), and, if exercisable, shall be exercisable during the lifetime of a Participant only by such Participant or his guardian or legal representative; provided, however, that such Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred to one or more Beneficiaries during the lifetime of the Participant in connection with the Participant’s estate planning, and may be exercised by such transferees in accordance with the terms of such Award, consistent with the registration of the offer and sale of Stock on Form S-8 or Form S-3 or a successor registration form of the Securities and Exchange Commission, and permitted by the Committee. Awards and other rights under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to the claims of creditors.

(c) No Right to Continued Employment. Neither the Plan nor any action taken hereunder shall be construed as giving any employee the right to be retained in the employ of the Company or any of its subsidiaries, nor shall it interfere in any way with the right of the Company or any of its subsidiaries to terminate any employee’s employment at any time.

(d) Taxes. The Company and any subsidiary is authorized to withhold from any Award granted or to be settled, any delivery of Stock in connection with an Award, any other payment relating to an Award, or any payroll or other payment to a Participant amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations; in such case, the shares withheld shall be deemed to have been delivered for purposes of Section 4(a).

(e) Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue, or terminate the Plan or the Committee’s authority to grant Awards under the Plan, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including any rule of the American Stock Exchange or, if the Stock is not listed on the American Stock Exchange, any rule of the principal national stock exchange on which the Stock is then traded; provided, however, that (i) no amendment shall be made without stockholder approval if such amendment would (A) increase the maximum number of shares of Stock that may be subject to outstanding Awards under Section 4(a) (subject to adjustment in Section 4(c)) or (B) extend the term of this Plan, and (ii) no such action may materially impair the rights of a Participant under any Award theretofore granted to him without such Participant’s consent. Except as provided in Sections 6(d) and 7(h), the Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate, any Award theretofore granted and any Award Agreement relating thereto; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under such Award.

(f) No Rights to Awards; No Stockholder Rights. No Participant or employee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants and employees. No Award shall confer on any Participant any of the rights of a stockholder of the Company unless and until Stock is duly issued or transferred and delivered to the Participant in accordance with the terms of the Award or, in the case of an Option, the Option is duly exercised.

(g) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Stock, other Awards, or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

(h) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(i) No Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j) Compliance with Section 162(m) of the Code. It is the intent of the Company that Options granted at or above Fair Market Value, SARs, and other Awards designated as Awards subject to Section 7(e) shall constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and regulations thereunder. Accordingly, if any provision of the Plan or any Award Agreement relating to such an Award does not comply or is inconsistent with the requirements of Section 162(m) of the Code or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any such Award upon attainment of the performance objectives.

(k) Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award Agreement shall be determined in accordance with the Delaware General Corporation Law, without giving effect to principles of conflicts of laws, and applicable federal law.

(l) Effective Date; Plan Termination. This Plan shall be submitted to the stockholders of the Company for approval and, if approved by the affirmative vote of a majority of the shares of Stock present in person or represented by proxy at the 2006 annual meeting of stockholders, shall become effective as of the date of such approval. Upon approval, the 2004 LTIP shall terminate and no further Awards shall be granted under the 2004 LTIP. This Plan shall terminate on the tenth anniversary of its effective date, unless terminated earlier by the Board. Termination of this Plan shall not affect the terms or conditions of any option granted prior to termination. In the event that this Plan is not approved by the stockholders of the Company, this Plan shall be null and void, and the Company’s 2004 LTIP shall remain in effect.

ANNUAL MEETING OF STOCKHOLDERS OF

REWARDS NETWORK INC.

May 23, 2006

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯ Please detach along perforated line and mail in the envelope provided. ¯

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE TEN DIRECTOR NOMINEES AND
“FOR” THE APPROVAL OF THE COMPANY’S 2006 LONG-TERM INCENTIVE PLAN.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☒

					FOR	AGAINST	ABSTAIN
1. To elect directors to serve for the ensuing year:				2. To approve the Company’s 2006 Long-Term Incentive Plan.	☐	☐	☐
☐	FOR ALL NOMINEES	NOMINEES (term expiring in 2007):		3. To transact such other business as may properly come before the 2006 Annual Meeting and any adjournment or postponement thereof.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O	Donald J. Liebentritt
☐	FOR ALL EXCEPT (See instructions below.)	O O O O O O O O O	Adam M. Aron Ronald L. Blake Peter C.B. Bynoe Raymond A. Gross F. Philip Handy Nils E. Larsen Harold I. Shain John A. Ward, III Frank E. Wood

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE TEN DIRECTOR NOMINEES AND “FOR” THE APPROVAL OF THE COMPANY’S 2006 LONG-TERM INCENTIVE PLAN. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE 2006 ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee as to whom you wish to withhold authority, as shown here: O				STOCKHOLDERS ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.

To change the address on your account, please check the box at right and indicate

your new address in the address space above. Please note that changes to the                 ☐

registered name(s) on the account may not be submitted by this method.

Signature of Stockholder	Date:	Signature of Stockholder	Date

Note:   Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator,

           attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

REWARDS NETWORK INC.

Proxy for Annual Meeting of Stockholders May 23, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Ronald L. Blake and Bryan R. Adel or either of them as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this card, all shares of common stock of Rewards Network Inc. (the “Company”) held by the undersigned on March 24, 2006 at the Annual Meeting of Stockholders (the “2006 Annual Meeting”) to be held on May 23, 2006 at the Civic Opera Building, 20 North Wacker Drive, 6th Floor, Chicago, Illinois beginning at 10:00 a.m. (local time) and any adjournment or postponement thereof.

WHETHER OR NOT YOU PLAN TO ATTEND THE 2006 ANNUAL MEETING, PLEASE SIGN AND RETURN THIS PROXY CARD. THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE TEN DIRECTOR NOMINEES AND “FOR” THE APPROVAL OF THE COMPANY’S 2006 LONG TERM INCENTIVE PLAN.

(Continued and to be signed on other side.)